Exhibit 10.19
* THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT, WHICH HAVE BEEN REMOVED AND REPLACED WITH ONE OR MORE ASTERISKS, HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Second Amended And Restated
Plasticizers Production Agreement
Between
Sterling Chemicals, Inc.
and
BASF Corporation

January 1, 2006

Second Amended And Restated
Plasticizers Production Agreement

i

Exhibits:

Exhibit A	—	Esters Unit and PA Unit Fixed Costs Categories
Exhibit B	—	Variable Costs Categories
Exhibit C	—	Marine Provisions
Exhibit D		Specified Equipment — PA Unit

-ii-

Exhibit E	—	Old Switch Condensers Action Items
Exhibit F	—	2006 Capital Budget
Exhibit G	—	Rail Cars

-iii-

Second Amended and Restated
Plasticizers Production Agreement
          This Second Amended and Restated Plasticizers Production Agreement dated as of January 1, 2006 is by and between Sterling Chemicals, Inc., a Delaware corporation (“Sterling”), and BASF Corporation, a Delaware corporation (“BASF” and, together with Sterling, the “Parties”).
Preliminary Statements
1.	Sterling and BASF are parties to that certain Amended and Restated Product Sales Agreement dated as of November 4, 1997 (the “Existing Agreement”).

2.	The Parties desire to amend the Existing Agreement in certain respects and to restate the Existing Agreement, as so amended, in its entirety.
          Now, Therefore, in consideration of their mutual promises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date, the Existing Agreement is amended and restated in its entirety to read as follows:
Article I
Definitions and Interpretation
     Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:
     “AAA” has the meaning specified in Section 8.09(c).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” (including, with correlative meaning, the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that in no event shall either Party be deemed an Affiliate of the other Party.
     “Agreement” means this Second Amended and Restated Plasticizers Production Agreement, as amended, supplemented or modified from time to time in accordance with the terms hereof.

     “Allocated Fixed Costs” means the Fixed Costs for the Esters Unit and the PA Unit included in the Allocated Fixed Costs Table.
     “Allocated Fixed Costs Amount” means (i) with respect to any Year, the aggregate of all amounts listed under the column “Initial Annual Amount” in the Allocated Fixed Costs Table; provided, however, that:
(A)	with respect to each General Category of Allocated Fixed Costs that are also PPI Adjusted Fixed Costs, as of December 31 of each Year, beginning with December 31, 2006, the amount specified in such column for such General Category of Allocated Fixed Costs shall be deemed to be (1) the amount for such General Category of Allocated Fixed Costs then in effect plus (2) the amount, if any, by which (x) the amount for such General Category of Allocated Fixed Costs then in effect times the PPI Factor exceeds (y) the amount for such General Category of Allocated Fixed Costs then in effect;

(B)	with respect to Insurance Premium Charges, the amount specified in such column shall be deemed to be the amount determined for such Year under the definition thereof; and

(C)	with respect to the Environmental General Category of Allocated Fixed Costs, the amount determined under clause (A) above shall also be increased by an amount equal to any additional costs or expenses incurred by Sterling in connection with any Environmental Law adopted or amended after the Effective Date that is not exclusively applicable to the manufacture or handling of products at the Site that are not Products hereunder and is allocated on a fair and reasonable basis to the Plasticizers Complex; and
(ii) with respect to any Month, (A) 1/12 of the Allocated Fixed Costs Amount for the Year in which such Month occurs (excluding Insurance Premium Charges) plus (B) the Insurance Premium Charges for such Month.
     “Allocated Fixed Costs Table” means the table on Exhibit A titled “Allocated Fixed Costs”.
     “Ancillary Raw Materials” means any materials (other than Raw Materials), including utilities and other services required in the manufacture of Products, which are to be provided by Sterling pursuant to the terms of this Agreement, in each case, meeting the applicable Raw Materials Specifications in effect from time to time pursuant to this Agreement.
     “Applicable Interest Rate” means, with respect to any Day, an annual rate equal to the lesser of (i) 2% over the rate of interest in effect for such Day as most recently publicly announced or established by The Chase Manhattan Bank (National Association) in New York, New York as its “prime rate” and (ii) the maximum non-usurious rate of interest which may charged under Laws applicable to the Person to whom such interest is payable.
     “Arbitrator” has the meaning specified in Section 8.09(e).
     “BASF” has the meaning specified in the introductory paragraph hereof.
     “BASF Indemnified Persons” has the meaning specified in Section 6.01(a).
     “BASF Liaison” has the meaning specified in Section 4.02(b).
     “Bulk Storage Tanks” means the bulk storage tanks at the Site that have historically been used in connection with the storage of Raw Materials and Products numbered 48T13-1, 48T13-4, 66T909-1, 66T909-2, 66T906-1, 66T906-2, 56T501-1, 56T501-2, 56T502, 56T504, 56T506, 56T507, 53T702, 53T-001 and 53T703.
     “Business Day” means any day that is not a Saturday, Sunday or legal holiday or a day on which banking institutions in Houston, Texas are authorized or required by Law to close.
     “Capital Budget” has the meaning specified in Section 3.04(a).
     “Capacity” means (i) with respect to the Esters Unit, *** pounds per year, as such capacity may be increased as a result of any Expansion Project, (ii) with respect to the PA Unit, the lesser of (A) the actual annual production capability of the PA Unit without utilizing the Old Switch Condensers and (B) *** pounds per year, as such capacity may be increased as a result of any Expansion Project, and (iii) with respect to the Oxo Unit, its rated annual production capacity as of the Effective Date; provided, however, that (i) BASF acknowledges and agrees that the relative mix of Products nominated by BASF during any Year may cause the actual production capacity for one or more Products for such Year to be less than the stated Capacity for such Product, in which event, the Capacity for each affected Product for such Year shall be reduced to such actual production capacity, (ii) in the event that the production capacity for any Product is limited due to the failure of BASF to invest capital in the relevant Unit to the extent such investment of capital is required under this Agreement, the Capacity for such Product shall automatically be reduced to the effective capacity for such Product at such time, and (iii) in the event that the production capacity for any Product is increased through any expansion, upgrade or change in design, layout or configuration, including any change in catalyst, the Capacity for such Product shall be increased by an amount equal to the increase in annual production capacity for such Product realized from such expansion, upgrade or change.
     “Capital Expenditure” means any expenditure with respect to the Plasticizers Complex in excess of $5,000 which, in accordance with GAAP (consistently applied), should be classified as a capital expenditure.

     “Capital Project” means a project that requires Capital Expenditures.
     “Car Service Contract” means that certain Car Service Contract dated March 16, 1994 between the parties, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.
     “Claim” means any claim, demand, investigation, cause of action, suit, default, assessment, litigation, third party action, arbitral proceeding or proceeding by or before any Governmental Authority or any other Person.
     “Commissioning Date” means the last Day of the Commissioning Period.
     “Commissioning Period” means, with respect to the Plasticizers Complex Reconfiguration, the period commencing with the first Day on which (i) the Esters Unit and the PA Unit have been converted to produce Products at Capacity pursuant to Section 3.02(c), (ii) each Product to be produced in the Esters Unit and the PA Unit after the Plasticizers Complex Reconfiguration has been produced in conformance with the applicable Product Specifications, (iii) BASF has exercised its right to terminate its obligations under this Agreement with respect to the operation of the Oxo Unit pursuant to Section 2.09(a) and (iv) Sterling’s existing manufactured Oxo-Alcohols storage tanks and other designated storage tanks have been converted to use for delivered Oxo-Alcohols storage, and continuing thereafter for six Months plus, if the entire Esters Unit is shut down for more than seven consecutive Days during such six-Month period due to operational problems, one Day for each Day that the Esters Unit was so shut down.
     “Competitor” means a manufacturer or marketer of phthalate esters or phthalic plasticizers.
     “Component Fixed Costs” has the meaning specified in Section 3.02(d).
     “Cost Savings” has the meaning specified in Section 3.06(a).
     “Damages” means any and all Claims, Liabilities, Losses, clean-up or remedial costs, shut-down costs, repairs or reconstruction costs, costs of investigation and operating, extraordinary or business interruption losses (including any such matters arising from Spills or Releases Requiring Response Action).
     “Day” means a 24-hour period commencing at 7:00 a.m. Houston, Texas time on a calendar day and ending at 7:00 a.m. Houston, Texas time on the following calendar day, with the date of such Day being the calendar day on which such Day commenced.
     “Delivery, Shipment and Storage Instructions” has the meaning specified in Section 2.01(b).

     “Dependent Facility” means any facility, operating unit, pipe line, service or other thing or matter on which the Plasticizers Complex depends for its operation to the extent that its absence or impairment would cause any Unit to be incapable of operating or to be only capable of operating at or below 50% of Capacity.
     “Dispute” has the meaning specified in Section 8.09(a).
     “Early Termination Fee” means (i) with respect to any termination of this Agreement at the election of BASF pursuant to Section 3.02(d) or Section 7.01(b) on or before December 31, 2010, ***, (ii) with respect to any termination of this Agreement at the election of BASF pursuant to Section 3.02(d) or Section 7.01(b) after December 31, 2010 but on or before December 31, 2011, ***, (iii) with respect to any termination of this Agreement at the election of BASF pursuant to Section 3.02(d) or Section 7.01(b) after December 31, 2011 but on or before December 31, 2012, *** and (iv) with respect to any other termination or expiration of this Agreement, ***.
     “Effective Date” means January 1, 2006 at 12:01 A.M. (Central Standard Time).
     “Environmental Laws” means any and all Laws, including any judgment, permit, approval, decision or determination, pertaining to the environment now or hereafter in effect, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. § 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Hazardous Materials Transportation Act, 49 Ap. U.S.C.A. § 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., as amended, and comparable state and local Laws, and other environmental conservation and protection Laws.
     “Esters” means plasticizers esters meeting the applicable Product Specifications.
     “Esters Facility Fee” means, subject to any adjustments thereto pursuant to Section 3.03, Section 4.04(d), Section 4.04(e) or Section 6.02(f), a fee for the Esters Unit in the amount of *** per Quarter; provided, however, that (i) the Esters Facility Fee shall be pro rated for any partial Quarter by multiplying the Esters Facility Fee by a fraction, the numerator of which is the number of Days in such Quarter during which this Agreement is in effect, and the denominator of which is the actual number of Days in such Quarter, and (ii) the Esters Facility Fee shall not be increased based on the number of pounds of Esters produced (irrespective of the product mix) unless:
(A)	no Expansion Project related to the Esters Unit has been conducted and the number of pounds of Esters produced in any Year exceeds ***

pounds, in which event BASF shall pay Sterling a supplemental Esters Facility Fee for such Year (but only for such Year) in an amount equal to the amount by which (1) *** times a fraction, the numerator of which is the number of pounds of Esters produced in such Year and the denominator of which is ***, exceeds (2) ***, such supplemental Esters Facility Fee to be paid by BASF to Sterling within 30 Days after the end of such Year; or

(B)	an Expansion Project related to the Esters Unit is conducted, in which event the Esters Facility Fee for each Quarter, commencing with the first Quarter beginning after such Expansion Project has achieved mechanical completion, shall be an amount equal to the Esters Facility Fee then in effect times a fraction, the numerator of which is the expected Capacity of the Esters Unit following such Expansion Project and the denominator of which is the Capacity of the Esters Unit immediately prior to the commencement of such Expansion Project.
     “Esters Unit” means the Esters production unit at the Site, together with all replacements and substitutions thereof, all deletions therefrom and all additions or other changes thereto during the term of this Agreement.
     “Estimated Delivery, Shipment and Storage Instructions” has the meaning specified in Section 2.01(b).
     “Exercise Date” has the meaning specified in Section 2.09(a).
     “Existing Agreement” has the meaning specified in the Preliminary Statements.
     “Expansion Capital Expenditures” means any Capital Expenditure made with respect to the PA Unit or the Esters Unit in connection with an Expansion Project.
     “Expansion Project” means (i) the Switch Condenser Project and (ii) any Capital Project requested by BASF pursuant to Section 3.04(d) that (A) requires Capital Expenditures, (B) is intended to expand the Capacity of the PA Unit or the Esters Unit beyond its then existing capabilities and (C) is intended to improve or upgrade the PA Unit or the Esters Unit from its historical condition.
     “Facility Fees” means the Esters Facility Fee, the Oxo Facility Fee and the PA Facility Fee, collectively.
     “Fixed Costs” means (i) any and all actual fixed costs or expenses incurred, sustained or paid by Sterling in connection with the Plasticizers Complex, the receipt or storage of Ancillary Raw Materials or Raw Materials or the production, storage, sale or delivery of Products, including those costs and expenses for the Esters Unit and the PA Unit in the General Categories listed on Exhibit A in the table “Direct Fixed Costs,” (ii) until the Oxo Unit Termination Date, any and all costs and expenses allocated to the Oxo Unit, the receipt or storage of Ancillary

Raw Materials or Raw Materials for the Oxo Unit or the production, storage, sale or delivery of Oxo-Alcohols, (iii) those costs and expenses for the Esters Unit and the PA Unit included in the Allocated Fixed Costs Table and (iv) any and all other costs and expenses allocated to the Plasticizers Complex, the receipt or storage of Ancillary Raw Materials or Raw Materials or the production, storage, sale or delivery of Products but only to the extent such costs and expenses are allocated by Sterling among its different product lines generally, are not exclusively applicable to the manufacture or handling of products at the Site that are not Products hereunder, are not costs or expenses currently incurred by Sterling and are not of the same type or character as any of the Allocated Fixed Costs included in the Allocated Fixed Costs Table; provided, however, that (A) any costs or expenses allocated under clause (ii) or clause (iv) above shall be allocated by Sterling on a fair and reasonable basis and (B) for purposes of this Agreement, (x) the actual costs and expenses for the Allocated Fixed Costs for any Month shall be deemed to equal the Allocated Fixed Costs Amount for such Month and (y) the actual costs and expenses for the Allocated Fixed Costs for any Year shall be deemed to equal the Allocated Fixed Costs Amount for such Year.
     “Force Majeure Event” has the meaning specified in Section 6.02(c).
     “GAAP” means generally accepted United States accounting principles, applied on a consistent basis (except for changes in which the independent auditors of both Parties concur) as in effect from time to time.
     “General Category” means all Fixed Costs or Variable Costs listed in the same row in any of the tables on Exhibit A or Exhibit B, including all subcategories.
     “Governmental Authority” means (i) any nation or government, (ii) any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto, (iii) any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and (iv) any other governmental entity, agency or authority having or exercising jurisdiction over any relevant Person, item or matter.
     “Hazardous Materials” means any hazardous or toxic substances or contaminated material including asbestos (friable, non-friable or any other form), polychlorinated biphenyls and any flammable materials, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic or regulated substances or related materials defined in or under any Environmental Law, and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, crude oil or fractions thereof or any chemical which causes cancer or reproductive effects, which are defined by applicable Law as hazardous or toxic or the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release or emission of which is regulated or governed by any applicable Law.

     “Indemnified Person” has the meaning specified in Section 6.01(c).
     “Indemnifying Party” has the meaning specified in Section 6.01(c).
     “Insurance Premium Charges” means (i) with respect to any Year, the aggregate of the Property Damage/Business Interruption Insurance Premium Charges and the Liability Insurance Premium Charges for each Month during such Year, and (ii) with respect to any Month, the Property Damage/Business Interruption Insurance Premium Charges for such Month plus the Liability Insurance Premium Charges for such Month.
     “Invoice” has the meaning specified in Section 3.02(b).
     “Laws” means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority.
     “Liability” means, with respect to any Person, any indebtedness, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.
     “Liability Insurance Premium Charges” means with respect to the Esters Unit and the PA Unit, (i) for each 12-month period commencing on July 1 of each Year, an amount equal to ***; provided, however, that as of July 1 of each Year, beginning with July 1, 2006, the Liability Insurance Premium Charges shall be adjusted by multiplying the Liability Insurance Premium Charges then in effect by a fraction (A) the numerator of which is the premium rate assessed for the 12-month period commencing on that date under Sterling’s liability insurance policy and (B) the denominator of which is the premium rate assessed for the immediately preceding 12-month period under Sterling’s liability insurance policy, and (ii) with respect to any Month, 1/12 of the Liability Insurance Premium Charges in effect for the 12-month period (commencing on July 1 of each Year) in which such Month occurs. The premium rate under Sterling’s liability insurance policy for the 12-month period from July 1, 2005 through July 1, 2006 is *** of liability coverage.
     “Lien” means (i) any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by contract, operation of Law or otherwise) in, on, of or with respect to any assets or properties, whether now owned or hereafter acquired, (ii) any other interest in assets or properties designed to secure the repayment of indebtedness or any other Liability, whether arising by contract, operation of Law or otherwise, (iii) any contract to give any of the foregoing and (iv) any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

     “Losses” means any and all damages (including consequential, punitive and exemplary to the extent not excluded pursuant to Section 6.03), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.
     “Maintenance Budget” has the meaning specified in Section 3.05.
     “Marine Provisions” means the marine provisions attached hereto as Exhibit C; provided, however, that Sterling shall have the right, at any time and from time to time, to revise the Marine Provisions and, upon delivery of any such revised Marine Provisions to BASF, the Marine Provisions shall be deemed to be amended without further action by either of the Parties so long as (i) such revised Marine Provisions apply to all of Sterling’s customers generally, (ii) such amendment does not materially adversely affect BASF’s rights and obligations under the Marine Provisions and (iii) such revised Marine Provisions do not violate any applicable Law.
     “Measuring Equipment” means the shore tanks and scales located at the Site for measuring deliveries and receipts of Products and Raw Materials to be loaded into or off-loaded from, as applicable, ships, barges, other inland water or marine vessels, ships, rail cars, tank trucks or other conveyances.
     “Month” means the period beginning on the first Day of a calendar month until the first Day of the next succeeding calendar month.
     “Monthly Contract Capacity” means, with respect to any Product, the Capacity for such Product divided by 12.
     “New Switch Condenser Project” has the meaning specified in Section 3.04(c).
     “Old Switch Condensers” means the nine switch condensers installed in the PA Unit prior to 1998 having equipment functional item numbers 53E6-1, 53E6-2, 53E6-3, 53E6-4, 53E6-5, 53E6-6, 53E6-7, 53E6-8, 53E6-9 and 53E6-14.
     “Oxo-Alcohols” means oxo-alcohols meeting the applicable Product Specifications.
     “Oxo Facility Fee” means, subject to any adjustments thereto pursuant to Section 4.04(d), Section 4.04(e) or Section 6.02(f) until the Oxo Unit Termination Date, a fee for the Oxo Unit in the amount of *** per Quarter; provided, however, that the Oxo Facility Fee shall be pro rated for any partial Quarter by multiplying the Oxo Facility Fee by a fraction, the numerator of which is the number of Days in such Quarter during which this Agreement is in effect with respect to the Oxo Unit, and the denominator of which is the actual number of Days in such Quarter.

     “Oxo Unit” means the Oxo-Alcohols production unit at the Site, together with all replacements and substitutions thereof, all deletions therefrom and all additions or other changes thereto during the term of this Agreement.
     “Oxo Unit Termination Date” means the earlier of the Exercise Date or the expiration or termination of this Agreement.
     “Oxo Unit Termination Option Payment” means a payment by BASF to Sterling in the amount *** for the right, subject to the terms and conditions of this Agreement, to terminate its obligations under this Agreement with respect to the operation of the Oxo Unit pursuant to Section 2.09.
     “PA” means phthalic anhydride meeting the applicable Product Specifications.
     “PA Facility Fee” means, subject to any adjustments thereto pursuant to Section 3.03, Section 3.04(c), Section 4.04(d), Section 4.04(e) or Section 6.02(f), a fee for the PA Unit in the amount of *** per Quarter; provided, however, that (i) the PA Facility Fee shall be pro rated for any partial Quarter by multiplying the PA Facility Fee by a fraction, the numerator of which is the number of Days in such Quarter during which this Agreement is in effect, and the denominator of which is the actual number of Days in such Quarter, and (ii) the PA Facility Fee shall not be increased based on the number of pounds of PA produced unless:
(A)	no Expansion Project related to the PA Unit has been conducted and the number of pounds of PA produced in any Year exceeds *** pounds, in which event BASF shall pay Sterling a supplemental PA Facility Fee for such Year (but only for such Year) in an amount equal to the amount by which (1) *** times a fraction, the numerator of which is the number of pounds of PA produced in such Year and the denominator of which is ***, exceeds (2) ***, such supplemental PA Facility Fee to be paid by BASF to Sterling within 30 Days after the end of such Year; or

(B)	an Expansion Project related to the PA Unit is conducted, in which event the PA Facility Fee for each Quarter, commencing with the first Quarter beginning after such Expansion Project has achieved mechanical completion, shall be an amount equal to the PA Facility Fee then in effect times a fraction, the numerator of which is the expected Capacity of the PA Unit following such Expansion Project and the denominator of which is the Capacity of the PA Unit immediately prior to the commencement of such Expansion Project.
     “PA Unit” means the PA production unit at the Site, together with all replacements and substitutions thereof, all deletions therefrom and all additions or other changes thereto during the term of this Agreement.

     “Parties” has the meaning specified in the introductory paragraph hereof.
     “Permitted Encumbrances” means any and all (i) Liens for taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty or if such taxes are being contested in good faith by appropriate proceedings promptly initiated and diligently conducted; provided, however, that reserves or other appropriate provisions (if any) as shall be required by GAAP shall have been made therefor, (ii) Liens consisting of easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the assets or properties encumbered thereby or materially impair the ability of the owner of such assets or properties to use such assets or properties in its business, (iii) Liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business, (iv) Liens resulting from deposits to secure payments of workmen’s compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or contracts in the ordinary course of business and (v) Liens existing on the date hereof or created after the date hereof in accordance with the terms of this Agreement.
     “Person” means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.
     “Plant” means the petrochemicals manufacturing facility owned by Sterling that is located at the Site, including the Plasticizers Complex.
     “Plant Disposition” has the meaning specified in Section 5.02(a).
     “Plasticizers Complex” means the Esters Unit, the PA Unit and, until the Oxo Unit Termination Date, the Oxo Unit.
     “Plasticizers Complex Reconfiguration” has the meaning specified in Section 3.02(c).
     “Point of Delivery” means (i) with respect to any Raw Materials, the point specified in Section 2.03(b), and (ii) with respect to any Product, the point specified in Section 2.03(c).
     “PPI Adjusted Fixed Costs” means, with respect to the Esters Unit and the PA Unit, all General Categories of Fixed Costs that have the word “Yes” under the column titled “PPI Adjustment” in any of the tables on Exhibit A.
     “PPI Adjusted Fixed Costs Amount” means, with respect to any Year, the aggregate of all amounts listed under the column “Initial Annual Amount” in each of the tables on Exhibit A for all General Categories of PPI Adjusted Fixed Costs; provided, however, as of December 31 of each Year, beginning with December 31, 2006, the amount specified in such tables for each General Category of PPI Adjusted Fixed Costs shall be deemed to be (i) the amount for such General

Category of PPI Adjusted Fixed Costs then in effect plus (ii) the amount, if any, by which (A) the amount for such General Category of PPI Adjusted Fixed Costs Amount then in effect times the PPI Factor exceeds (B) the amount for such General Category of PPI Adjusted Fixed Costs then in effect.
     “PPI Factor” means, with respect to any Year, a fraction, the numerator of which is the average of the monthly Producer Price Index — Commodities (Chemicals and allied products) as published by the United States Department of Labor, Bureau of Labor Statistics for such Year, and the denominator of which is 174.4.
     “Product Specifications” means the specifications for the Products set forth in the Quality Assurance Manual.
     “Products” means PA, Esters and, until the Oxo Unit Termination Date, Oxo-Alcohols.
     “Property Damage/Business Interruption Insurance Premium Charges” means, with respect to the Esters Unit and the PA Unit, (i) for each 12-month period commencing on July 1 of each Year, an amount equal to ***; provided, however, that as of July 1 of each Year, beginning with July 1, 2006, the Property Damage/Business Interruption Insurance Premium Charges shall be adjusted by multiplying the Property Damage/Business Interruption Insurance Premium Charges then in effect by a fraction (A) the numerator of which is the premium rate assessed for the 12-month period commencing on that date under Sterling’s property damage/business interruption insurance policy and (B) the denominator of which is the premium rate assessed for the immediately preceding 12-month period under Sterling’s property damage/business interruption insurance policy, and (ii) with respect to any Month, 1/12 of the Property Damage/Business Interruption Insurance Premium Charges in effect for the 12-month period (commencing on July 1 of each Year) in which such Month occurs. The premium rate under Sterling’s property damage/business interruption insurance policy for the 12-month period from July 1, 2005 through July 1, 2006 is *** of property value.
     “Quality Assurance Manual” means the Quality Assurance Manual of even date with this Agreement setting forth the Raw Materials Specifications, the Product Specifications, and procedures for inspecting, sampling and testing Ancillary Raw Materials, Raw Materials and Products, the contents of which are incorporated herein by reference. BASF may, from time to time, propose deletions from or changes or additions to the Quality Assurance Manual and, if Sterling makes no objection to such deletion, change or addition within 30 Days after receipt thereof, the Quality Assurance Manual shall be deemed amended as of the last Day of such 30-Day period without further action of the Parties; provided, however, that, unless Sterling and BASF consent otherwise in writing, (i) no change in the Quality Assurance Manual shall amend any of the terms or conditions of this Agreement, (ii) no change in the Quality Assurance Manual shall be effective if such change would result in a material adverse effect with respect to any Unit or either Party unless BASF adequately compensates Sterling for such adverse effects and (iii) no change in the Quality Assurance Manual shall be effective as to any Ancillary Raw Materials or Raw Materials delivered or Products produced prior to the date of such change.
     “Quarter” means the period beginning on the first Day of a calendar quarter until the first Day of the next succeeding calendar quarter; provided, however, that (i) the first Quarter hereunder shall commence on the Effective Date and continue thereafter until the first Day of the next Quarter, (ii) with respect to the Oxo Unit, the final Quarter hereunder shall end on the Oxo Unit Termination Date, and (iii) with respect to the Esters Unit and the PA Unit, the final Quarter hereunder shall end on the date that this Agreement expires or otherwise terminates.
     “Quarterly Meeting” means a meeting of representatives of the Parties to be held during the first two weeks of January, April, July and October of each Year, commencing with January of 2006, or at such other times as may be agreed to by the Parties.
     “Rail Cars” means those certain railroad tank cars owned or leased by Sterling that are specified on Exhibit G, which are the only railroad tank cars subject to the Car Service Contract as of the Effective Date.
     “Raw Materials” means the catalysts and raw materials specified in the Quality Assurance Manual that are used in the production of Products, which are to be provided by BASF pursuant to the terms of this Agreement, in each case, meeting the applicable Raw Materials Specifications in effect from time to time pursuant to this Agreement.
     “Raw Materials Specifications” means the specifications for Raw Materials and Ancillary Raw Materials set forth in the Quality Assurance Manual.
     “Reduction Factor” means an amount equal to the Capacity of the Unit that produces the affected Products after the event or circumstances that caused a reduction in the Capacity of such Unit divided by the Capacity of such Unit immediately prior to such event or circumstances.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).
     “Site” means the real estate and improvements in Texas City, Texas owned by Sterling.
     “Spills or Releases Requiring Response Action” means any Release or threatened Release of Hazardous Materials into or upon ambient air, surface water, ground water, land or subsurface strata relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials in connection with the ownership or operation of the Plasticizers Complex, any ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance, or the production, delivery, storage, shipment, sale, resale, use, disposal or transportation of Products, Raw Materials, Ancillary Raw Materials, waste or other materials used in or resulting from the production of Products.
     “Sterling” has the meaning specified in the introductory paragraph hereof.
     “Sterling Indemnified Persons” has the meaning specified in Section 6.01(b).
     “Switch Condenser Project” means the replacement of switch condensers performed pursuant to Section 4.7(d) of the Existing Agreement.
     “Third Party Claim” has the meaning specified in Section 6.01(c).
     “Threshold Fixed Costs Amount” means, subject to any adjustments thereto pursuant to Section 2.01(e), Section 2.09(b), Section 3.04(d) or Section 4.02(b), *** plus (i) the aggregate amount of Fixed Costs directly attributable to (A) producing more than *** pounds of PA in any Year prior to the completion of any Expansion Project pertaining to the PA Unit or (B) producing more than *** pounds of Esters in any Year prior to the completion of any Expansion Project pertaining to the Esters Unit, plus (ii) as of December 31 of each Year, beginning with December 31, 2006, the aggregate amount, if any, by which all of the General Categories of PPI Adjusted Fixed Costs Amount are increased on such date pursuant to the definition of PPI Adjusted Fixed Costs Amount.
     “Units” means the Esters Unit, the PA Unit and, until the Oxo Unit Termination Date, the Oxo Unit.
     “Variable Costs” means (i) any and all variable costs or expenses incurred, sustained or paid by Sterling in connection with the Plasticizers Complex, the purchase, supply, receipt or storage of Ancillary Raw Materials, Raw Materials or other materials or the production, storage, sale or delivery of Products, including those costs and expenses in the categories listed on Exhibit B, in each case, net of steam credits for any Day when steam is being sold to third parties or consumed by Sterling at the Site.
     “Year” means a period of 12 consecutive months beginning on the first Day of January of each calendar year during the term of this Agreement; provided, however, that (i) the first Year hereunder shall commence on the Effective Date and continue thereafter until the first Day of the next Year, (ii) with respect to the Oxo Unit, the final Year hereunder shall end on the Oxo Unit Termination Date, and (iii) with respect to the Esters Unit and the PA Unit, the final Year hereunder shall end on the date that this Agreement expires or otherwise terminates.
          Section 1.02. Interpretation. In this Agreement, unless a clear contrary intention appears:

     (a) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;
     (b) all terms defined in the singular shall have the same meanings in the plural and vice versa;
     (c) reference to any entity includes such entity’s successors and assigns; provided, however, that nothing contained in this clause (c) is intended to authorize any assignment not otherwise permitted by this Agreement;
     (d) all references to Articles and Sections shall be deemed to be references to the Articles and Sections of this Agreement;
     (e) all references to Exhibits shall be deemed to be references to the Exhibits attached hereto which are made a part hereof and incorporated herein by reference;
     (f) the word “including” (and with correlative meaning “include”) means including, without limiting the generality of any description preceding such term;
     (g) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
     (h) the captions and headings contained in this Agreement shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise; and
     (i) no provision of this Agreement shall be interpreted or construed against either Party hereto solely because that Party or its legal representative drafted such provision.
Article II
Production and Delivery of Products
     Section 2.01. Production and Delivery. (a) Commencing on the Effective Date, on the terms and subject to the conditions of this Agreement:
     (i) Sterling shall (A) manufacture Products for BASF in the amounts requested by BASF in accordance with the terms hereof and hold available any excess capacity at the Plasticizers Complex for BASF, (B) receive Raw Materials, (C) provide Ancillary Raw Materials, (D) store Raw Materials, Ancillary Raw Materials and Products, (E) ship Products in bulk, (F) provide BASF with any and all toxicological and ecological data regarding Products and any and all technology acquired by Sterling regarding the manufacture of Esters or Oxo-Alcohols received from Monsanto Company (other than information licensed from a party other than BASF or Monsanto Company), (G) during the hours of operation referenced in Section 2.08, assist in the scheduling of deliveries and shipments and the proper documentation thereof, whether into or out of the Site, of Raw Materials or Products, (H) affix labels supplied by BASF to Products, (I) provide a reasonable number of samples of Products to BASF’s customers according to BASF’s instructions and (J) provide any other services typically performed by a manufacturer of products similar to the Products for its customers; and
     (ii) BASF shall deliver Raw Materials to Sterling, receive Products from Sterling and make the payments contemplated by this Agreement.
The amount of Products delivered by Sterling to BASF, and received and purchased by BASF, in any Month shall be determined in accordance with paragraph (b) below.
     (b) Subject to the terms and conditions of this Agreement, BASF may nominate volumes for each Product and determine the total Product mix in its sole discretion; provided, however, that, after the Commissioning Period, in its nominations for volumes of Esters, BASF may only nominate *** in any given Month. BASF shall be solely responsible for any and all costs and expenses incurred in connection with any modification of any Unit or related activities performed in connection with any substantial variations in the volumes of the various Products nominated by BASF or material changes in campaign frequencies, and such costs and expenses shall be excluded from any calculation of Costs Savings or the Threshold Fixed Costs Amount under this Agreement and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount. On or before October 31 of each Year, BASF shall provide Sterling with a written forecast of its requirements for each Product for the following Year. At least five Days prior to the beginning of each Month, BASF will provide Sterling with a written rolling forecast of its deliveries of Raw Materials and requirements for Products for the next three Months, with the forecast for the immediately ensuing Month being referred to in this Agreement as the “Estimated Delivery, Shipment and Storage Instructions”. BASF shall provide Sterling with written notice setting forth BASF’s requested dates and volumes of deliveries and shipping of Raw Materials and Products, and its storage requirements for Raw Materials and Products, (i) at least 72 hours prior to the desired loading or unloading date in the case of deliveries by ship, barge or other inland water or marine vessel, (ii) at least 48 hours prior to the desired loading or unloading date and at least 72 hours prior to the desired shipping date in the case of deliveries by rail car and (iii) at least 48 hours prior to the desired loading or unloading date or shipping date in the case of deliveries by tank truck and deposits of Products into storage (the “Delivery, Shipment and Storage Instructions”). Sterling shall be entitled to rely upon any Estimated Delivery, Shipment and Storage Instructions unless superseded by Delivery, Shipment and Storage Instructions. Sterling shall use reasonable efforts to comply with the Estimated Delivery, Shipment and Storage Instructions and the Delivery, Shipment and Storage Instructions, and shall give BASF the same rights of priority and scheduling with respect thereto that it uses for deliveries and shipments of its own raw materials and products and those of Sterling’s other suppliers and customers. BASF may also deliver to Sterling from time to time additional delivery, shipment and storage instructions and Sterling shall use reasonable efforts to receive Raw Materials, deliver Products and store Raw Materials and Products at the times specified in such instructions; provided, however, that if such additional delivery, shipment and storage instructions cause Sterling to incur additional expense, BASF shall reimburse Sterling for such additional expense. All such additional delivery, shipment and storage instructions shall be given as early as is practicable prior to the requested delivery, shipment or storage date but, in any event, at least as far in advance of the requested date of delivery, shipment or storage as is required for Delivery, Shipment and Storage Instructions. If BASF fails to provide any ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance at the times specified in the applicable Estimated Delivery, Shipment and Storage Instructions, Delivery, Shipment and Storage Instructions or additional delivery, shipment and storage instructions, the applicable ship, barge, other inland water or marine vessel, rail car or tank truck will not be loaded or unloaded until the next available window for such method of transportation at the Site.
     (c) If BASF fails to take delivery of any Product that meets the applicable Product Specifications and is tendered to it by Sterling pursuant to the Estimated Delivery, Shipment and Storage Instructions, the Delivery, Shipment and Storage Instructions or additional delivery, shipment and storage instructions, Sterling shall have the right to reduce or curtail production of Products if (i) such failure to take delivery will result in the exceedance of storage capacity at the Site and BASF does not provide for, or agree to allow and to pay for, outside storage, or (ii) BASF’s failure to take delivery will result in the need to shut down any Unit. Except to the extent otherwise provided in this Agreement, a failure to take delivery of any Products by BASF shall not limit its payment obligations hereunder. The taking of delivery of Products by BASF shall not prejudice the right of BASF to dispute or question the quantity or quality of any Products delivered hereunder pursuant to Sections 2.05 and 2.06 or limit or otherwise affect the indemnity obligations of Sterling under Section 6.01(a).
     (d) Notwithstanding anything to the contrary contained in this Agreement, (i) BASF shall not, in any Estimated Delivery, Shipment and Storage Instructions, Delivery, Shipment and Storage Instructions or additional delivery, shipment and storage instructions, request the delivery of, and Sterling shall not be required to deliver, any Product in any Month in quantities in excess of the Monthly Contract Capacity for such Product, and (ii) except as otherwise provided in Section 6.02(a), Sterling shall not be required to purchase any Product from any other source in order to supply such Product to BASF hereunder; provided, however, that, notwithstanding anything to the contrary contained in clause (i) above, BASF may request delivery of any Product in excess of the Monthly Contract Capacity for such Product if the relevant Unit is capable of producing such Product in quantities in excess of the Monthly Contract Capacity, in which event BASF shall be solely responsible for any and all incremental costs and expenses incurred by Sterling in connection with producing such Product in quantities in excess of the Monthly Contract Capacity, and such costs and expenses shall be excluded from any calculation of Costs Savings or the Threshold Fixed Costs Amount under this Agreement and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount. Prior to any material expansion, upgrade or change in design, layout, configuration or capacity of any Unit, including any change in catalyst, the Parties shall discuss such expansion, upgrade or change.
     (e) In the event that, at any time after the Commissioning Period, BASF desires to substitute an Esters Product for *** then being produced, (i) the Threshold Fixed Costs Amount shall be increased by an amount equal to the actual increase in direct and allocated Fixed Costs resulting from such change, (ii) such additional direct and allocated Fixed Costs shall thereafter be included in the calculation of the Threshold Fixed Costs Amount and (iii) to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount. In the event that BASF desires to produce more than *** in the Esters Unit in any given Month, the Parties will negotiate in good faith appropriate increases in the Threshold Fixed Costs Amount, the Allocated Fixed Costs Amount and the impact on any calculation of Costs Savings, and, in the absence of agreement on such matters, Sterling shall not be required to produce such additional Esters. If BASF desires to add other products or substitute a product for any Product, Sterling will produce such other products so long as (i) either no modification of the Plasticizers Complex is required or BASF pays for all such modifications, (ii) neither such production nor any required modifications to the Plasticizers Complex will unreasonably affect the operations of the Plant and (iii) any required amendment to Sterling’s air permit has been obtained. Sterling shall use commercially reasonable efforts to expeditiously obtain any required amendment to the air permit.
     (f) BASF acknowledges and agrees that production of more than *** pounds of PA in any Month prior to the completion of the New Switch Condenser Project or another Expansion Project pertaining to the PA Unit will likely result in decreased yields from the Raw Materials for PA, including orthoxylene, and higher Fixed Costs and Variable Costs. In the event that BASF desires for Sterling to produce more than *** pounds of PA in any Month prior to the completion of the New Switch Condenser Project or another Expansion Project pertaining to the PA Unit, (i) any increase in Fixed Costs resulting from such excess production shall be excluded from any calculation of Cost Savings or the Threshold Fixed Costs Amount, (ii) to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount and (iii) for purposes of determining whether any Cost Savings have resulted in the Year in which such Month falls, the per pound usage for each component of Variable Costs in such Month shall be deemed to be the same as the per pound usage of such component of Variable Costs experienced in the most recent Month during which such excess production did not occur.
     (g) Notwithstanding anything to the contrary contained in this Agreement, Sterling shall not be required to use the Old Switch Condensers to produce any PA hereunder. Sterling shall take the actions set forth on Exhibit E in order to decommission the Old Switch Condensers and remove them from service, and BASF shall reimburse Sterling for (i) *** of the first *** in costs and expenses associated with the engineering required to define the scope of work and procedures to isolate the Old Switch Condensers plus *** of any costs and expenses associated with such engineering to the extent such costs and expenses exceed ***, plus (ii) *** of the first *** in costs and expenses to perform the actions set forth on Exhibit E and *** of the next *** of such costs and expenses, in each case, within 15 Days after receipt of an invoice therefore from Sterling. Both Parties shall cooperate to minimize the costs associated with performing such actions while ensuring that all environmental, health, and safety issues are adequately addressed. In the event that such costs and expenses exceed or are expected to exceed ***, prior to conducting any further decommissioning activities, the Parties shall determine what further actions are required in connection with the decommissioning of the Old Switch Condensers and set a budget therefore. BASF shall reimburse Sterling for *** of the costs and expenses to perform such additional actions (not to exceed *** of the agreed budget) within 15 Days after receipt of an invoice therefore from Sterling. *** BASF shall reimburse Sterling for any and all costs and expenses required to maintain the Old Switch Condensers in place in a safe and environmentally responsible manner and such costs and expenses shall be excluded from any calculation of Cost Savings or the Threshold Fixed Costs Amount and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount.
          Section 2.02. Raw Materials and Ancillary Raw Materials. (a) BASF shall furnish to Sterling, or cause to be furnished to Sterling, all Raw Materials used in the production of Products in such quantities and at such times as are required for Sterling to perform its production and delivery obligations to BASF; provided, however, that (i) Sterling shall notify BASF in writing of its requirements for Raw Materials at such times as will allow BASF to supply such Raw Materials in the ordinary course and permit Sterling to fulfill its production and delivery obligations hereunder, and (ii) the failure by Sterling to provide such notice to BASF shall not relieve Sterling of any of its obligations under this Agreement. BASF shall provide Sterling with written notice of the expected dates of arrival of each shipment of Raw Materials in accordance with Section 2.01(b).
          (b) Sterling shall supply all Ancillary Raw Materials and any other materials (other than Raw Materials) used in the production of Products.
          (c) Sterling shall supply all sample packaging (excluding drums), as specified by BASF for shipment of Products, in such quantities and at such times as are necessary for Sterling to perform its manufacturing and delivery obligations under this Agreement. BASF may, at its option, elect to supply any or all sample packaging by providing Sterling with at least 30 Days’ prior written notice of its election to do so.
          Section 2.03. Deliveries; Title and Risk of Loss. (a) All deliveries of Raw Materials and shipments of Products by ship, barge or other inland water or marine vessel shall be made in conformance with the Marine Provisions. Unless Sterling otherwise consents, BASF shall supply all ships, barges, other inland water and marine vessels, rail cars, tank trucks or other conveyances required for all deliveries of Raw Materials and shipments of Products under this Agreement; provided, however, that (i) Sterling shall make Rail Cars available to BASF pursuant to the Car Service Contract between the Parties until July 31, 2006, and (ii) notwithstanding anything to the contrary contained in the Car Service Contract between the Parties, BASF shall pay *** of the costs and expenses pertaining to the Rail Cars, including maintenance costs and expenses. Upon the written request of BASF, Sterling shall, with the prior written consent of the relevant Rail Car owner, assign to BASF any leases for Rail Cars leased by Sterling in connection with the delivery of Products pursuant to this Agreement for a term mutually acceptable to BASF and the relevant Rail Car owner. BASF shall be solely responsible for arranging and providing any emergency response measures required in connection with any ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance (except that Sterling shall provide emergency response measures, at the cost and expense of BASF, if the applicable ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance is physically located at the Site). Notwithstanding anything to the contrary contained in the Car Service Contract, the Car Service Contract will terminate and cease to be of any further force or effect on July 31, 2006; provided, however, that BASF may, by providing written notice to Sterling, elect to terminate the Car Service Contract prior to that time, in which event BASF shall be responsible for any and all costs and expenses resulting from the early termination of any rail car leases covering any of the Rail Cars and such costs and expenses shall be excluded from any calculation of Cost Savings or the Threshold Fixed Costs Amount and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount.
          (b) The Point of Delivery for all Raw Materials shall be the point of transfer of custody of such Raw Materials from BASF to Sterling, and shall be at the Plant’s loading-arm flange from which such Raw Materials are received by Sterling. Risk of loss to Raw Materials shall pass to Sterling at such flange (irrespective of whether BASF owns or has provided any ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance from which such Raw Materials are transferred). As between Sterling and BASF, except as otherwise provided herein, (i) BASF shall be in control and possession of all Raw Materials delivered hereunder and responsible for any damage or injury thereto or caused thereby until risk of loss with respect thereto has passed to Sterling, and (ii) Sterling shall be in control and possession of all Raw Materials received hereunder and responsible for any damage or injury thereto or caused thereby after risk of loss with respect thereto has passed to Sterling.
          (c) The Point of Delivery of all Products shall be the point of transfer of custody of such Products from Sterling to BASF, and shall be at the Plant’s loading-arm flange from which such Products are loaded into the applicable ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance for shipment. Risk of loss to such Products shall pass to BASF at such flange (irrespective of whether Sterling owns or has provided any ship, barge, other inland water or marine vessel, rail car, tank truck or other conveyance into which such Products are stored or loaded). As between Sterling and BASF, except as otherwise provided herein, (i) Sterling shall be in control and possession of Products produced hereunder and responsible for any damage or injury thereto or caused thereby until risk of loss with respect thereto has passed to BASF and (ii) BASF shall be in control and possession of Products produced hereunder and responsible for any damage or injury thereto or caused thereby after risk of loss with respect thereto has passed to BASF.
          Section 2.04. Warranties. BASF warrants that all Raw Materials delivered to Sterling pursuant to this Agreement will meet the applicable Raw Materials Specifications. Sterling warrants that (a) any Raw Materials not rejected by Sterling pursuant to Section 2.05(b) will meet the applicable Raw Materials Specifications (excluding any failure to meet the Raw Materials Specifications caused by the storage of such Raw Materials beyond their shelf life), (b) all Ancillary Raw Materials used in the production of Products will meet the applicable Raw Materials Specifications, (c) all Products delivered to BASF pursuant to this Agreement will meet the applicable Product Specifications, (d) Sterling will convey good title to all Products delivered to BASF hereunder and (e) such Products shall be delivered free from any lawful Lien. Except For The Representations And Warranties Expressly Provided Herein, Neither Party Makes, And Each Party Hereby Expressly Disclaims And Negates, Any Representation Or Warranty With Respect To Any Product, Raw Materials Or Ancillary Raw Materials Delivered Or Used Pursuant To This Agreement (Express, Implied, Common Law, Statutory Or Otherwise), Including Any Warranty Of Merchantability Or Fitness For A Particular Purpose Or Use Or Any Other Matter With Respect To Any Products, Raw Materials Or Ancillary Raw Materials Delivered Or Used Hereunder, Whether Used Alone Or In Combination With Any Other Material.
          Section 2.05. Quality Testing. (a) During the hours of operation referenced in Section 2.08, Sterling shall (i) inspect, sample and test each lot of Raw Materials, Ancillary Raw Materials and Products under the procedures set forth in the Quality Assurance Manual, (ii) code to identify Raw Materials and Ancillary Raw Materials to specific Products produced and shipped and (iii) perform such additional testing, statistical process control and statistical quality control for Products as may be reasonably requested by BASF. BASF shall also have the right to further test Products prior to shipment hereunder. Sterling shall cooperate in any such test, and shall have the right to be represented and to participate in any such test, and to inspect any equipment used in determining the nature or quality of any Product. The cost of all inspecting, sampling, testing and coding hereunder shall be included in Fixed Costs. All records or certifications shall be kept for a period of not less than one year (or for the duration of any contest with respect thereto, if longer), and all samples shall be kept for a period of not less than 90 Days (or for the duration of any contest with respect thereto, if longer), with the procedures for taking samples at the unloading flange for Raw Materials and the procedures for taking samples of Products as of the date of shipment to be mutually agreed upon by the Parties. All records, certifications and samples shall be made available to BASF on request. The retained sample for any Raw Materials or Ancillary Raw Materials shall be the exclusive source for determining whether any Raw Materials or Ancillary Raw Materials meet the applicable Raw Materials Specifications, and the retained sample for any Product shall be the exclusive source for determining whether any Product meets the applicable Product Specifications.
          (b) Subject to the terms of this Agreement, Sterling shall accept any and all deliveries of Raw Materials; provided, however, that Sterling may reject any delivery of Raw Materials if Sterling notifies BASF in writing, within 10 Business Days after the delivery of such Raw Materials to Sterling, of the failure of such Raw Materials to meet the applicable Raw Materials Specifications. In the event that Sterling rejects any delivery of Raw Materials, BASF may object to such rejection in writing within five Business Days after receipt of the relevant notice from Sterling, in which event the Parties will meet within three Business Days after delivery of such objection to resolve the question of whether such Raw Materials meet the applicable Raw Materials Specifications. If the Parties are unable to resolve the matter during such meeting, either Party may refer the matter to an independent surveyor or chemical laboratory mutually agreeable to the Parties, such agreement will not be unreasonably withheld, for testing the retained sample of such Raw Materials under the agreed upon procedure. The findings of the independent surveyor or chemical laboratory will be conclusive and binding upon the Parties. If any Raw Materials fail to meet the applicable Raw Materials Specifications and BASF does not timely make available other Raw Materials meeting the applicable Raw Materials Specifications, Sterling’s manufacturing and delivering obligations hereunder shall be reduced accordingly.
          (c) Subject to the terms of this Agreement, BASF shall accept any and all deliveries of Products; provided, however, that BASF may reject any delivery of Products if BASF notifies Sterling in writing, within 45 Business Days after the later of delivery of such Products to BASF or delivery of such Products to a BASF customer (if shipped directly from the Site to such customer), of the failure of such Product to meet the applicable Product Specifications as of the date of shipment. In the event that BASF rejects any delivery of Products, Sterling may object to such rejection in writing within five Business Days after receipt of the relevant notice from BASF, in which event the Parties will meet within three Business Days after delivery of such objection to resolve the question of whether such Products meets the applicable Product Specifications. If the Parties are unable to resolve the matter during such meeting, either Party may refer the matter to an independent surveyor or chemical laboratory mutually agreeable to the Parties, such agreement will not be unreasonably withheld, for testing the retained sample of such Product under the agreed upon procedure. The findings of the independent surveyor or chemical laboratory will be conclusive and binding upon the Parties. If any Products fail to meet the applicable Products Specifications, Sterling shall reprocess such Products to meet the applicable Products Specifications or deliver replacement Products that meet the applicable Products Specifications.
          Section 2.06. Quantity Measurement and Testing. (a) The unit of measurement of Products and Raw Materials shall be one pound (avoirdupois). All quantities referred to herein, unless otherwise expressly stated, are in terms of such unit of measurement.
          (b) Quantities of Raw Materials and Products delivered by ship, barge or other inland water or marine vessel shall be determined by taking the opening and closing inventory of Sterling’s properly calibrated shore tanks before and after loading or unloading such shipment, unless otherwise provided hereunder. Quantities of Raw Materials and Products delivered by rail car or tank truck shall be determined by weighing the applicable rail cars or tank trucks on Sterling’s certified scales before and after loading.
          (c) Sterling shall maintain and operate the Measuring Equipment in accordance with customary practice in the industry, and all Measuring Equipment, including all scales, meters and thermometers, shall be certified for accuracy at least once every Year by an independent service. BASF may, at its option and expense, install measuring equipment for checking the Measuring Equipment, so long as such installation does not unreasonably interfere with the operation of the Plasticizers Complex or the Plant. Each Party shall have the right to be present at the time of any calibrating, installing, reading, cleaning, changing, repairing, inspecting, testing or adjusting of the Measuring Equipment or any measuring equipment used to check the Measuring Equipment. Each Party will maintain all records, charts and weigh tickets pertaining to deliveries of Raw Materials and Products hereunder for a period of at least one year (or for the duration of any contest with respect thereto, if longer). The records from the Measuring Equipment shall remain the property of Sterling and the records of any additional measuring equipment installed by BASF shall remain the property of BASF; provided, however, that, upon request, each Party will submit to the other Party copies of its records, charts and weigh tickets, together with calculations therefrom. If any of the Measuring Equipment is found to be inaccurate to any degree, Sterling shall repair, calibrate and certify such Measuring Equipment to measure accurately.
          Section 2.07. Storage of Raw Materials and Products. Sterling shall use the Bulk Storage Tanks for the storage of Raw Materials and Products, as designated by BASF in the Estimated Delivery, Shipment and Storage Instructions and the Delivery, Shipment and Storage Instructions, or as otherwise determined by Sterling. Should any Bulk Storage Tank be taken out of service by Sterling for repair or service, Sterling will repair such Bulk Storage Tank and place it back in service as soon as practicable and, pending the completion of such repair, Sterling shall make available for the storage of Raw Materials and Products any other suitable bulk storage tanks it then has available at the Plant. Sterling shall, at all times, physically segregate all Raw Materials furnished by BASF and all Products produced by Sterling for BASF at the Site or other storage facilities from all chemicals, packaging materials and products owned by Sterling or third parties.
          Section 2.08. Hours of Operation. Each Party acknowledges and agrees that (a) material handling services will be provided by Sterling on a 24-hours a Day, 365/366 Days a year basis, (b) laboratory services will be provided by Sterling only between the hours of 6:30 a.m. and 11:30 p.m. (Houston, Texas time), Monday through Friday, and (c) customer and scheduling services will be provided by Sterling only between the hours of 7:30 a.m. and 4:00 p.m. (Houston, Texas time), Monday through Friday.
          Section 2.09. Option to Terminate Obligations With Respect to the Oxo Unit. (a) In consideration of the payment of the Oxo Unit Termination Option Payment, and subject to the terms and conditions of this Agreement, BASF shall have the right to terminate its obligations hereunder with respect to the operation of the Oxo Unit by providing Sterling with written notice of its exercise of such right, which notice shall specify the date upon which BASF’s obligations with respect to the operation of the Oxo Unit will terminate (the “Exercise Date”); provided, however, that (i) if the Exercise Date is on or before December 31, 2007, the Exercise Date must be at least three months after the date on which Sterling receives such notice, and (ii) if the Exercise Date is after December 31, 2007, the Exercise Date must be at least six months after the date on which Sterling receives such notice. If BASF exercises its right under this paragraph (a), BASF shall be responsible for all costs and expenses associated with converting operations from manufactured Oxo-Alcohols to delivered Oxo-Alcohols; provided, however, that pursuant to Section 3.02(c) Sterling shall be solely responsible for the first *** of costs and expenses incurred in connection with the conversion of the existing Oxo-Alcohols storage tanks from manufactured Oxo-Alcohols service to delivered Oxo-Alcohols service.

          (b) If BASF exercises its rights under paragraph (a) above and, within 30 Days after the Exercise Date, Sterling elects to permanently close the Oxo Unit by providing written notice of such election to BASF within such 30-Day period:
     (i) BASF shall have the right, in its sole discretion, to purchase the *** from the Oxo Unit from Sterling for *** if BASF (A) provides written notice of its exercise of such right to Sterling within 30 Days after receipt of the notice from Sterling of its election to permanently shut down the Oxo Unit, (B) pays such amount to Sterling within 30 Days after delivery of such exercise notice to Sterling and (C) reimburses Sterling for all actual costs and expenses incurred in connection with decontaminating, dismantling, packing and transportation of such assets;
     (ii) Sterling will use commercially reasonable efforts to eliminate all costs associated with the Oxo Unit;
     (iii) any fixed costs associated with the Oxo Unit that could not be eliminated under clause (ii) above (estimated to be ***) shall, from and after the Exercise Date, be reallocated proportionately across all operating units at the Site, including the Esters Unit and the PA Unit; and
     (iv) any additional costs for storage and handling of delivered Oxo-Alcohols used by the Esters Unit shall, from and after the Exercise Date, be allocated to the Esters Unit;
provided, however, that the Threshold Fixed Costs Amount shall be increased by an amount equal to any costs allocated to the Esters Unit or the PA Unit pursuant to clause (iii) or clause (iv) above, such costs shall be excluded from any calculation of Cost Savings and the portion of the Allocated Fixed Costs Amount pertaining to each relevant General Category of Allocated Fixed Costs shall be increased by the applicable portion of such costs.
Article III
Payments; Capital Expenditures
          Section 3.01. Option Price for Early Termination of Oxo Unit; Profit Sharing Payment. (a) In addition to the other amounts payable by BASF under this Agreement, BASF shall pay Sterling the Oxo Unit Termination Option Payment in three installments, (i) an initial installment of *** due and payable on or before December 31, 2005, (ii) a second installment of *** due and payable on January 31, 2006 and (iii) a third installment of *** due and payable on December 1, 2006. The Parties acknowledge and agree that BASF shall be obligated to pay all three installments of the Oxo Unit Termination Option Payment, irrespective of whether or not BASF elects to exercise its rights under Section 2.09 and, if BASF does exercise its rights under Section 2.09, irrespective of whether such exercise is prior to, at the time of or after any such installment becomes due and payable.

          (b) On the Effective Date, BASF, at its sole cost and expense, shall conduct a full physical inventory of all Products, Raw Materials and Ancillary Raw Materials associated with the Existing Agreement that are on hand at the Site and a physical inventory of all Products associated with the Existing Agreement that are at terminals, in route and elsewhere. On or before January 23, 2006, BASF shall pay Sterling an amount equal to (i) Sterling’s accrued Profit (as defined in the Existing Agreement) as of December 31, 2005 plus (ii) *** of the estimated Profit to be derived from the sale of finished goods inventories of Products on hand as of December 31, 2005 (based upon average market prices for Products, average freight costs and actual inventory costs for December 2005), to the extent such amounts have not already been paid by BASF to Sterling. On or before January 23, 2006, BASF shall render a statement to Sterling showing the calculation of Profit for the final Year of the Existing Agreement (i.e., 2005) and Sterling’s share of such Profit under the Existing Agreement. Sterling may, if it desires, in good faith contest the validity or amount of any matter shown in such statement; provided, however, that Sterling provides BASF with written notice of such contest within three Months after receipt of the final Profit statement from BASF. Upon reasonable request, BASF shall provide Sterling access to all records pertaining to the calculation of such Profit, which records shall be subject to audit by an independent certified public accounting firm reasonably acceptable to BASF at any reasonable time within three months following receipt by Sterling of the final statement. Any audit will be at Sterling’s expense. Sterling shall enter into a written confidentiality agreement with any such auditing firm pursuant to which the auditing firm will agree to maintain the confidentiality of BASF’s accounts and records, and agree not to disclose proprietary information about BASF. Sterling will use commercially reasonable efforts to cause BASF to be a third party beneficiary of the nondisclosure and nonuse obligations contained in such confidentiality agreement. The auditor will either verify the correctness of BASF’s accounts and records or advise both Parties of the composite adjustments required to correct discrepancies for the period audited. Should it be determined that any additional amount of Profit is due and owing to Sterling, BASF shall immediately pay such part to Sterling, with interest thereon to the date of payment at the Applicable Interest Rate. Should it be determined that BASF paid Sterling an excess amount of Profit, Sterling shall immediately refund such excess amount to BASF to correct such overpayment. Payment or acceptance of any payment by Sterling shall not prejudice the right of Sterling to dispute or question the correctness thereof. Except as specifically set forth in this paragraph (b), no adjustments shall be made to such statement, and neither Party shall be required to pay or refund any amount to the other Party with respect to Sterling’s accrued Profit as of the date of this Agreement or the estimated Profit to be derived from the sale of inventories of Products on hand as of the date of this Agreement, irrespective of whether the amount shown in such statement thereafter is shown to have been incorrect.
          (c) Sterling shall pay BASF the remaining balance owing for the Switch Condenser Project at the same times and in the same amounts as would have been paid under the Existing Agreement.
          (d) On the Effective Date, BASF shall pay Sterling an amount equal to the remaining unamortized amount of charges for catalyst under the Existing Agreement and reimburse Sterling for the cost of existing inventory of fresh, uncharged catalyst.

          Section 3.02. Payments. (a) On or before January 1, 2006, BASF shall pay *** to Sterling as a prepayment towards certain Fixed Costs. Except as otherwise provided in this paragraph (a), such prepayment shall not be applied towards the payment of any invoice issued to BASF pursuant to this Agreement other than the invoice for Fixed Costs for the final Month of this Agreement (with any excess being refunded by Sterling to BASF on or before 15 Days after the termination of this Agreement). Under no circumstances shall any interest be payable to BASF by Sterling on the *** prepayment (unless Sterling wrongfully refuses to apply such amount towards the final Fixed Costs invoice or refund any excess). In the event that BASF fails to pay any undisputed invoice hereunder within five Business Days after receipt of written notice from Sterling of such delinquent payment, Sterling shall apply all or any portion of such prepayment towards the payment of such invoice and, if BASF fails to replenish the prepayment fund within five Business Days after receiving written notice from Sterling of any such application, Sterling shall be entitled to immediately cease all production of Products at the Plasticizers Complex and withhold shipment of any Products until such time as BASF replenishes the *** prepayment fund through the payment of such invoice in full, and Sterling shall not have any liability whatsoever to BASF as a result of such cessation of production and shipping.
          (b) Sterling shall, within 15 Days after the end of each Month, submit an invoice to BASF (an “Invoice”) showing (i) the quantity of each Product produced during the immediately preceding Month, (ii) the amount of Fixed Costs and Variable Costs incurred during such Month, (iii) the amount of Capital Expenditures and Expansion Capital Expenditures made during such Month and (iv) any other amounts due Sterling at that time pursuant to Section 3.04. Except as otherwise provided in Section 3.09(b), BASF shall pay each Invoice on or before the 15th Day after receipt thereof (or if such Day is not a Business Day, then on the next Business Day), irrespective of whether any Products were produced in such Month; provided, however, that if no Products are produced in any Month, Sterling will use reasonable efforts to minimize the amount of Variable Costs incurred during such Month. Notwithstanding anything to the contrary contained in this Agreement, if, in any Year, Sterling’s cost of providing the engineering services referred to in the Engineering General Category of Allocated Fixed Costs exceed the amount attributable to such General Category of Allocated Fixed Costs in the calculation of the Allocated Fixed Costs Amount for such Year, Sterling may, in its sole discretion, cease providing engineering services pursuant to this Agreement in such Year unless and until BASF agrees in writing to reimburse Sterling for the cost of all such engineering services in such Year.
          (c) As of the date of this Agreement, each of the Esters Unit and the PA Unit have rated annual production capacities in excess of the Capacity for such Unit. Sterling shall, at BASF’s sole cost and expense, perform such work (including engineering work) as is required to convert each of the Units to produce Products at the Capacity for such Products and convert Sterling’s existing Oxo-Alcohols storage tanks from manufactured Oxo-Alcohols service to delivered Oxo-Alcohols service (the “Plasticizers Complex Reconfiguration”), and (i) BASF shall reimburse Sterling for such costs and expenses on the same basis as BASF is required to reimburse Sterling for Variable Costs under paragraph (b) above and (ii) to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the

Allocated Fixed Costs Amount; provided, however, that Sterling shall be solely responsible for the first *** of costs and expenses incurred in connection with such conversion of the existing Oxo-Alcohols storage tanks.
          (d) From and after the Commissioning Date, if the aggregate Fixed Costs charged by Sterling for the Esters Unit and the PA Unit in any Year (excluding catalyst amortization, maintenance turnaround expense and any severance costs connected with either of such Units paid by BASF pursuant to Section 3.06(e)) (the “Component Fixed Costs”) exceed the Threshold Fixed Costs Amount by more than ***, BASF may elect to terminate this Agreement; provided, however, that:
     (i) no such termination will be effective unless BASF has given written notice to Sterling of its election to terminate this Agreement within 30 Days after the end of such Year;
     (ii) such termination will become effective on the date specified in such notice (which may not be prior to 12 months after the date of receipt of such notice by Sterling) or, if no such date is specified, 12 months after the date on which such notice is received by Sterling; and
     (iii) BASF pays Sterling the applicable Early Termination Fee on the effective date of the termination of this Agreement, as determined under clause (ii) above, provided, however, that:
(A)	if the Component Fixed Costs for such Year exceed the greater of the Threshold Fixed Costs Amount and the actual Fixed Costs for the first full Year after the Commissioning Date by at least *** but less than ***, the applicable Early Termination Fee shall be reduced by an amount equal to ***;

(B)	if the Component Fixed Costs for such Year exceed the greater of the Threshold Fixed Costs Amount and the actual Fixed Costs for the first full Year after the Commissioning Date by at least *** but less than ***, the applicable Early Termination Fee shall be reduced by an amount equal to ***; and

(C)	if the Component Fixed Costs for such Year exceed the greater of the Threshold Fixed Costs Amount and the actual Fixed Costs for the first full Year after the Commissioning Date by at least ***.
For purposes of determining whether BASF has the right to terminate this Agreement as provided above, (x) if the Commissioning Date is on or before June 30 of a Year, the first Year shall be the period from the Commissioning Date through December 31 of that Year, in which event the Threshold Fixed Costs Amount shall be pro rated based on the number of Days left in such Year as of the Commissioning Date, and (y) if the Commissioning Date is after June 30 of a Year, the first Year shall begin on January 1 of the next Year. Notwithstanding anything to the contrary in this paragraph (d), in the event that (1) BASF provides Sterling with a written notice of its election to terminate this Agreement and (2) Sterling, by providing written notice to BASF within 30 Days after its receipt of the termination notice from BASF, elects to cap BASF’s reimbursement obligation for Component Fixed Costs for such Year at the Threshold Fixed Costs Amount, then such termination notice from BASF shall be null and void and of no further force or effect. In such event, Sterling shall reimburse BASF for any Component Fixed Costs previously paid by BASF in excess of the Threshold Fixed Costs Amount in that Year and BASF shall not be required to reimburse Sterling for any Component Fixed Costs beyond the Threshold Fixed Costs Amount for that Year that remain unpaid.
          Section 3.03. Facility Fees. In addition to the other amounts payable by BASF under this Agreement, on the first Day of each Quarter, commencing with the Quarter commencing on the Effective Date, BASF shall pay Sterling the Facility Fees for such Quarter. Except to the extent otherwise provided in Section 4.04, each of the Facility Fees shall be payable in full irrespective of whether any production occurs at any of the Units during such Quarter or the level of production at any of the Units during such Quarter; provided, however, that if Sterling fails (unless such failure is excused pursuant to Section 6.02 or is caused by a breach of the Agreement by BASF) to maintain the production capacity of the Esters Unit or the PA Unit over any period of at least *** consecutive Days at a level of at least *** (in the case of Esters) or at least *** (in the case of PA) of the relevant Monthly Contract Capacity and, in either case, BASF requires production in excess of the available capacity, then the Esters Facility Fee or the PA Facility Fee, as applicable, shall be reduced for each Quarter (or portion thereof) that Sterling so fails to maintain the Monthly Contract Capacity. In such cases, the relevant Facility Fee payable for such Quarter shall be determined by (a) dividing the relevant Facility Fee by 90 to determine the amount of such Facility Fee payable for each Day during such Quarter, (b) reducing the amount determined under clause (a) for each Day during such Quarter when Sterling so failed to maintain the Monthly Contract Capacity for the relevant Product by multiplying such amount by the Reduction Factor applicable to such Day and (c) deducting the aggregate reductions under clause (b) for such Quarter from the Facility Fee otherwise payable for such Quarter. If the Facility Fee for any Quarter is reduced pursuant to this Section 3.03 after BASF has paid such Facility Fee, BASF may deduct the amount overpaid from the next Facility Fee payable hereunder or, if no further Facility Fees are payable hereunder, Sterling shall refund such amount to BASF within 15 Days after receipt of an invoice therefore from BASF.
          Section 3.04. Capital Expenditures and Expansion Capital Expenditures. (a) At least 30 Days prior to the Quarterly Meeting to be held in October of each Year, Sterling shall submit to BASF a capital budget, prepared by Sterling in good faith and upon realistic assumptions, for the next succeeding Year (each, a “Capital Budget”) for those Capital Projects that Sterling deems necessary (i) to maintain the reliable and safe operation of the PA Unit and the Esters Unit at Capacity, (ii) until the Oxo Unit Termination Date, to maintain the reliable and safe operation of the Oxo Unit at Capacity, and (iii) to maintain the Plasticizers Complex in compliance with all applicable Laws and permits. The Capital Budget for 2006 is attached hereto as Exhibit F. Each Capital Budget shall include a description of each Capital Project in reasonable detail and an estimate of the Capital Expenditures anticipated to be made in connection with such Capital Project. Prior to commencing any Capital Project, Sterling shall, to the extent practicable under the circumstances, consult with BASF and give BASF the opportunity to comment on such proposed Capital Project or propose alternative approaches to such Capital Project; provided, however, that (A) except as otherwise provided in paragraph (b) below, in the event that Sterling and BASF disagree on whether a Capital Project should be pursued or on the approach to any Capital Project, *** and (B) except as otherwise specifically provided in this Agreement, BASF shall not be liable to Sterling for any Damages directly or indirectly arising out of Sterling’s use or implementation of BASF’s comments to such Capital Project. In addition, in the event of an emergency, Sterling may conduct Capital Projects and make Capital Expenditures, irrespective of whether or not any such Capital Project was included in any previous Capital Budget, if Sterling, in its sole discretion, deems such Capital Project and Capital Expenditures necessary to maintain the Plasticizers Complex in accordance with the standards provided in this paragraph (a) or the standard of care described in Section 4.01; provided, however, that Sterling shall inform BASF via facsimile or E-Mail of the nature of the emergency and the expected expenditures within 72 hours after it makes such determination. BASF shall reimburse Sterling for *** of all Capital Expenditures made for each Capital Project. In the event that Sterling’s engineering services are required in connection with any Capital Project or Expansion Project, Sterling shall provide such engineering services at BASF’s sole cost and expense, and such engineering services shall not be considered as being among the engineering services referred to in the Allocated Fixed Costs Table.
          (b) Notwithstanding anything to the contrary contained in this Section 3.04, during the period commencing on January 1, 2011 and continuing thereafter until the expiration or termination of this Agreement, BASF shall have the right to elect to not proceed with any Capital Project the primary purpose of which is to maintain the reliable operation of any Unit at Capacity; provided, however, that BASF elects to not renew this Agreement for an Additional Term prior to January 1, 2011 and, provided further, that if BASF elects to not proceed with any such Capital Project, Sterling shall have the option to either:
     (i) proceed with such Capital Project, in which event BASF shall reimburse Sterling for, (A) if such Capital Project was initially submitted for approval at any time before January 1, 2011, *** of the actual Capital Expenditures made to complete such Capital Project, (B) if such Capital Project was initially submitted for approval at any time on or after January 1, 2011 but before January 1, 2012, *** of the actual Capital Expenditures made to complete such Capital Project, or (C) if such Capital Project was initially submitted for approval at any time on or after January 1, 2012 but before January 1, 2013, *** of the actual Capital Expenditures made to complete such Capital Project, in each case, irrespective of whether such Capital Expenditures are made during the Year used to determine the applicable percentage of reimbursement and irrespective of whether such Capital Expenditures are made prior to or after the expiration of this Agreement (but excluding any Capital Expenditures made on or after January 1, 2014); or
     (ii) not proceed with such Capital Project, in which event BASF shall make a one-time payment to Sterling in an amount equal to (A) if such Capital Project was initially submitted for approval at any time before January 1, 2011, *** of the estimated Capital Expenditures required to complete such Capital Project, (B) if such Capital Project was initially submitted for approval at any time on or after January 1, 2011 but before January 1, 2012, *** of the estimated Capital Expenditures required to complete such Capital Project, or (C) if such Capital Project was initially submitted for approval at any time on or after January 1, 2012 but before January 1, 2013, *** of the estimated Capital Expenditures required to complete such Capital Project; provided, however, that if BASF disputes the necessity of any such Capital Project or the estimated Capital Expenditures required to complete any such Capital Project, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in Section 8.09.
Any payments made by BASF pursuant to this paragraph (b) shall be excluded from the obligation of Sterling to reimburse BASF for undepreciated capital pursuant to paragraph (e) below.
          (c) At any time during the term of this Agreement, BASF may, at its option and at its sole cost and expense, (i) elect to increase the Capacity of the PA Unit through the installation of new switch condensers (the “New Switch Condenser Project”) and (ii) elect to use all or any portion of the incremental PA to produce additional Esters or sell all or any portion of the incremental PA in the merchant market. If BASF elects to sell all or any portion of the incremental PA in the merchant market, an additional PA storage tank would be installed at the Site. BASF shall be responsible for any and all Expansion Capital Expenditures and other costs associated with the New Switch Condenser Project and the installation of any additional storage tanks required in connection with the storage and shipping of the resulting additional PA, and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount. Upon commissioning of any of the switch condensers under the New Switch Condenser Project, the PA Facility Fee shall be increased to an amount equal to the PA Facility Fee then in effect times a fraction, the numerator of which is the expected Capacity of the PA Unit following the New Switch Condenser Project and the denominator of which is the Capacity of the PA Unit immediately prior to the commissioning of any of the switch condensers under the New Switch Condenser Project.
          (d) At any time during the term of this Agreement, BASF may, at its option and at its sole cost and expense, elect to increase the Capacity of the PA Unit or the Esters Unit through Expansion Projects other than the New Switch Condenser Project. BASF shall be responsible for any and all Expansion Capital Expenditures and other costs associated with each such Expansion Project and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount; provided, however, that any payments made to Sterling by BASF for Expansion Capital Expenditures under this paragraph (d) shall be excluded from the obligation of Sterling to reimburse BASF for undepreciated capital pursuant to paragraph (e) below. BASF shall also be responsible for any and all Fixed Costs directly attributable to the increased Capacity of the PA Unit or the Esters Unit by virtue of any Expansion Project and (i) the Threshold Fixed Costs Amount shall be increased by the aggregate amount of such Fixed Costs and (ii) to the extent such costs and expenses are Allocated Fixed Costs, the portion of the Allocated Fixed Costs Amount pertaining to each relevant General Category of Allocated Fixed Costs shall be increased by the applicable portion of such costs and expenses. Upon mechanical completion of any Expansion Project, the PA Facility Fee or the Esters Facility Fee, as applicable, shall be increased as provided in the definition of PA Facility Fee or Esters Facility Fee, as applicable.
          (e) Subject to Section 7.01(d), within 90 Days after the expiration or termination of this Agreement, Sterling shall pay BASF an amount equal to the undepreciated capital paid by BASF for each Capital Project (excluding any amounts paid by BASF pursuant to paragraphs (b) or (d) above), based on a straight line, *** life, mid-year convention depreciation as defined by the U.S. Federal Income Tax Code, calculated from the completion date of each relevant Capital Project; provided, however, that:
     (i) if (A) BASF elects to terminate this Agreement pursuant to Section 3.02(d), (B) either Party elects to terminate this Agreement pursuant to Section 6.02(e) or (C) Sterling elects to terminate this Agreement pursuant to Section 7.01(c) based on a breach by BASF of any material covenant, agreement, term, provision or condition of this Agreement, the amount of undepreciated capital paid by BASF for all Capital Projects shall be deemed to be zero and no amount shall be payable by Sterling to BASF pursuant to this paragraph (e);
     (ii) if BASF elects to terminate this Agreement pursuant to Section 7.01(b), (A) the amount of undepreciated capital shall be the lower of (x) the amount of the applicable Early Termination Fee and (y) the amount of undepreciated capital that would have existed on December 31, 2013 if this Agreement had continued until that date and (B) on each anniversary of the actual date of termination of this Agreement, Sterling shall pay BASF an amount equal to the depreciation of such capital that would have been recognized during the immediately preceding 12-month period (using the *** depreciation schedule described above) if the first such payment had occurred on December 31, 2014 until such time as the total amount payable by Sterling under clause (A) above has been paid in full;
     (iii) if BASF elects to terminate this Agreement pursuant to Section 7.01(c) based on a breach by Sterling of any material covenant, agreement, term, provision or condition of the Agreement, Sterling shall pay BASF an amount equal to such undepreciated capital as of the date of termination within 30 Days after the date of such termination; and
     (iv) if either Party elects to terminate this Agreement pursuant to Section 4.04(e), the amount of undepreciated capital payable to BASF in connection with the termination of this Agreement shall be determined pursuant to that Section.
In the event that Sterling fails to pay any amount when due under this paragraph (e), such amount shall bear interest at the Applicable Interest Rate, accruing each Day from the Day such amount was originally due until the Day such amount is paid in full.
          Section 3.05. Maintenance Expenditures. At least 30 Days prior to the Quarterly Meeting to be held in October of each Year, Sterling shall submit to BASF a maintenance expense budget, prepared by Sterling in good faith and upon realistic assumptions, for the next succeeding Year (each, a “Maintenance Budget”) for such maintenance as Sterling determines is required to maintain the Plasticizers Complex in accordance with the standard of care described in Section 4.01. Sterling shall provide BASF with monthly reports regarding maintenance expenses. Unless otherwise agreed by the Parties, all maintenance expenses shall be included in Fixed Costs for purposes of this Agreement.
          Section 3.06. Cost Savings; Manpower Reductions. (a) The Parties shall cooperate in investigating, evaluating and implementing mutually agreeable methods to reduce Fixed Costs, Variable Costs, Capital Expenditures and Expansion Capital Expenditures. On or before January 31 of each year, commencing with January 31, 2006, Sterling shall submit a statement to BASF showing in reasonable detail any reductions in Fixed Costs or Variable Costs (“Cost Savings”) achieved in the immediately preceding calendar year compared to the Fixed Costs in the Maintenance General Category, the Fixed Costs in the Materials Handling General Category and the Variable Costs for such Unit incurred when such costs were at there lowest in any calendar year after 2003 and the Fixed Costs in the Personnel General Category and the Fixed Costs in the Other Direct General Category for such Unit incurred during 2005; provided, however, that:
     (i) for purposes of determining whether any Cost Savings attributable to PPI Adjusted Fixed Costs were achieved in any Year, the aggregate amount of PPI Adjusted Fixed Costs incurred in the earlier period shall be adjusted as of December 31 of each year after such PPI Adjusted Fixed Costs were actually incurred by the PPI Factor for such subsequent year (e.g., if PPI Adjusted Fixed Costs incurred in 2008 were being compared to PPI Adjusted Fixed Costs incurred in 2006, the PPI Adjusted Fixed Costs incurred in 2006 would be adjusted based on the PPI Factor for 2007 and adjusted again based on the PPI Factor for 2008);
     (ii) the amounts shown in each such statement shall be split into the General Categories of Fixed Costs and Variable Costs and Cost Savings shall be determined for each General Category of Fixed Costs and each General Category of Variable Costs independently;
     (iii) the Variable Costs for each calendar year shall be based on per pound usages for each component of Variable Costs with the Cost Savings derived from any improvements in usages being calculated using current market prices at the time of determination;
     (iv) the per pound usages for each component of Variable Costs for 2004 are specified on Exhibit B; provided, however, that irrespective of actual per pound usage in 2004, the per pound usage for *** in 2004 shall be deemed to be *** pounds of *** per pound of PA; and
     (v) once the Plasticizers Complex Reconfiguration is completed, the initial per pound usages of each component of Variable Costs for the Esters Unit will be determined under paragraph (c) below.

Each statement delivered by Sterling shall set forth (A) the amount of Fixed Costs in each General Category of direct Fixed Costs during the immediately preceding year, (B) the amount of Variable Costs in each General Category of Variable Costs during the immediately preceding year, (C) the amount of Fixed Costs in each of the Maintenance General Category and the Materials Handling General Category when the Fixed Costs in that General Category were at their lowest in any calendar year after 2003, (D) the amount of Fixed Costs in each of the Personnel General Category and the Other Direct General Category for 2005, (E) the amount of Variable Costs in each General Category of Variable Costs for the Oxo Unit (through the Oxo Unit Termination Date) and the PA Unit when the Variable Costs in that General Category were at their lowest in any calendar year after 2003, and (F) the amount of Variable Costs in each General Category of Variable Costs for the Esters Unit when the Variable Costs in that General Category were at their lowest in any calendar year after 2003 (or, after the Commissioning Date, their lowest since the end of the year including the Commissioning Date), in each case, subject to the adjustments described above. For example, the statement delivered on or before January 31, 2009 will (1) compare the amount of Fixed Costs in the Maintenance General Category of Fixed Costs and the Materials Handling General Category of Fixed Costs (by General Category) in 2008 to the lowest amount of such Fixed Costs (by General Category) in any calendar year after 2003 (after the above-described adjustments), (2) compare the amount of Variable Costs (by General Category) for the Oxo Unit (through the Oxo Unit Termination Date) and the PA Unit in 2008 to the lowest amount of Variable Costs (by General Category) in any calendar year after 2003 (after the above-described adjustments), which may be different calendar years for different General Categories of Variable Costs, (3) compare the amount of Variable Costs (by General Category) for the Esters Unit in 2008 to the lowest amount of Variable Costs (by General Category) in any calendar year after 2003 (or, after the Commissioning Date, in any calendar year from and after the year including the Commissioning Date (after the above-described adjustments), which may be different calendar years for different General Categories of Variable Costs, and (4) compare the amount of Fixed Costs in the Personnel General Category of Fixed Costs and the Other Direct General Category of Fixed Costs (by General Category) in 2008 to the Fixed Costs in those General Categories in 2005 (after the above-described adjustments).
          (b) Within 15 Days after receipt of such statement, BASF will pay Sterling an amount equal to (i) *** of the amount by which the Fixed Costs included in the Maintenance General Category in the earlier calendar year shown in the statement exceed the Fixed Costs included in the Maintenance General Category in the later calendar year shown in such statement, plus (ii) *** of the amount by which the Fixed Costs included in the Materials Handling General Category in the earlier calendar year shown in the statement exceed the Fixed Costs included in the Materials Handling General Category in the later calendar year shown in such statement, plus (iii) *** of the amount by which the Fixed Costs included the Personnel General Category in 2005 exceed the Fixed Costs included the Personnel General Category in the later calendar year shown in such statement plus (iv) *** of the amount by which the Fixed Costs included the Other Direct General Category in 2005 exceed the Fixed Costs included the Other Direct General Category in the later calendar year shown in such statement plus (v) *** of the amount by which the per pound usage of any component of Variable Costs in the earlier calendar year shown in the statement exceeds the per pound usage of such component of Variable Costs in the later calendar year shown in such statement times the average market price for such component of Variable Costs during the later calendar year shown in the statement. Sterling shall employ consistent accounting practices from year to year.
          (c) Notwithstanding anything to the contrary contained in this Section 3.06, the per pound usage of each component of Variable Costs for the Esters Unit for the Year in which the Commissioning Date occurs shall be deemed to be (i) the per pound usage of such component of Variable Costs experienced in the most recent full Month prior to the Commissioning Date during which the Esters Unit was not shut down at any time due to operational difficulties or (ii) such other per pound usage as the Parties shall mutually agree; provided, however, if the Parties fail to agree on an alternative per pound usage of any component of Variable Costs for the Esters Unit under this clause (ii) within 30 Days after the Commissioning Date, the per pound usage of such component of Variable Costs shall be the per pound usage determined under clause (i).
          (d) For purposes of calculating Cost Savings under this Section 3.06, if a Force Majeure Event results in the suspension of all or any of the operations at the Plasticizers Complex in any Month (whether in the current Year or any prior Year), the Fixed Costs and Variable Costs for such Month shall be deemed to be the same as the Fixed Costs and Variable Costs experienced in the most recent preceding full Month that was not affected by a Force Majeure Event.
          (e) In addition to the amounts (if any) payable by BASF hereunder for Cost Savings, in the event that any manpower reduction occurs at the Site, (i) BASF shall pay Sterling an amount equal to *** of the severance costs incurred in connection with such manpower reduction that will result in direct labor costs savings for the Plasticizers Complex and (ii) BASF shall pay Sterling its allocable portion of any severance costs incurred in connection with such manpower reduction that will result in lower allocated Fixed Costs for the Plasticizers Complex, such allocation to be based on the same percentages as are then used to allocate other allocated Fixed Costs to the Plasticizers Complex; provided, however, that any reduction in salaries and employee benefits resulting from any such manpower reduction shall be excluded from any subsequent comparisons of Fixed Costs and Variable Costs.
          (f) Notwithstanding anything to the contrary contained in this Section 3.06, if any Cost Savings are achieved in any Year due to a reduction in the Fixed Costs allocated to the Plasticizers Complex following the commissioning of a new operating unit at the Site, for purposes of any subsequent calculations of Cost Savings, each prior Year that benefited from such reduction in allocated Fixed Costs shall be calculated as if such reduction in Fixed Costs had not occurred. For example, if a *** reduction in the Maintenance General Category of Fixed Costs occurred due to such a reallocation in 2007 and in 2008 the amount of Fixed Costs in the Maintenance General Category also reflected such *** reduction, then, for purposes of calculating Cost Savings in 2009, the amount of Fixed Costs in the Maintenance General Category incurred in both 2007 and 2008 would be deemed to be *** higher than those actually incurred.

          (g) Notwithstanding anything to the contrary contained in this Agreement, the per pound usages of each component of Variable Costs shall be used solely for purposes of determining whether Sterling has achieved any Cost Savings in a given year and BASF shall pay the actual amounts of Variable Costs incurred during each Month.
          Section 3.07. Taxes. In addition to the other amounts payable by BASF under this Agreement, all sales, use and excise taxes and other taxes and similar charges which Sterling may be required to pay and which are levied directly upon the receipt or storage by Sterling of Raw Materials, the production or storage of Products or the sale or delivery of Products hereunder (including any “Superfund” tax and any other environmental tax or like charge assessed or imposed by any Governmental Authority but excluding franchise tax or any tax levied against the income or gross receipts of Sterling) shall be paid by BASF (or if paid by Sterling, reimbursed by BASF within 15 Days after receipt of an invoice therefore, or if such Day is not a Business Day, then on the next Business Day).
          Section 3.08. Wire Transfers, Etc. All sums and amounts payable under this Agreement shall be paid in United States dollars by wire transfer or electronic funds transfer of immediately available funds to such bank or account in the continental United States for the account of the payee as from time to time the payee shall have directed to the payor in writing (or, if no such direction shall have been given, by check of the payor payable to the order of the payee and mailed to the payee in the manner and at the address set forth in Section 8.01). Whenever in this Agreement BASF is required to pay or reimburse Sterling upon receipt of invoice, or otherwise when no due date for payment is specifically provided, payment shall be due as provided in Section 3.02(b) and shall be made in the manner set forth in this Section 3.08.
          Section 3.09. Late Payments. (a) In the event that either Party fails to pay any amount when due hereunder, such amount shall bear interest at the Applicable Interest Rate, accruing each Day from the Day such amount was originally due until the Day such amount is paid in full. With respect to any delinquent payment by BASF, unless such amount is the subject of a good faith dispute between the Parties pursuant to paragraph (b) below, Sterling shall have the rights provided in Section 3.02(a). Sterling may exercise its rights under Section 3.02(a), and either Party may exercise its rights under this paragraph (a), at any time and from time to time during the continuance of this Agreement.
          (b) Notwithstanding anything to the contrary contained in paragraph (a) above, BASF may, in good faith, contest the validity or amount of any amount included in any invoice submitted by Sterling pursuant to this Article III, and may defer the payment of any contested portion thereof during the pendency of such contest without defaulting under this Agreement; provided, however, that BASF gives written notice to Sterling of its contest of such amount prior to the time the relevant invoice is due and payable. In the event that BASF withholds the payment of any contested amount and it is ultimately determined that such amount is due and payable to Sterling, BASF shall pay such amount to Sterling immediately after such determination, together with interest thereon at the Applicable Interest Rate accruing each Day from the Day such amount was originally due until the Day such amount is paid in full. Payment of any amount under this Article III shall not prejudice the right of BASF to dispute or question the correctness thereof so long as BASF notifies Sterling that it is contesting the correctness of such amount prior to its payment thereof.
Article IV
Operation of the Plasticizers Complex and Related Matters
          Section 4.01. Operational Practices. Sterling shall operate and maintain the Plasticizers Complex and perform its other obligations hereunder, including material handling and distribution, using operating procedures equivalent to or better than (a) the standard of care it uses in operating and conducting manufacturing at the Plant and performing obligations for its own account and (b) the standard of care a prudent operator would use in operating and manufacturing at a unit similar to the Plasticizers Complex. Subject to the terms and conditions of this Agreement, Sterling shall operate the Plasticizers Complex in a manner designed to fulfill its obligations to deliver Products hereunder that meet the Product Specifications in accordance with the Estimated Delivery, Shipment and Storage Instructions, the Delivery, Shipment and Storage Instructions and any additional delivery, shipment and storage instructions issued by BASF pursuant to Section 2.01(b); provided, however, that such operational practices do not violate this Agreement or any applicable Law and are not inconsistent with the prudent operation of the Plasticizers Complex. Except for amounts being contested in good faith, Sterling shall pay, as they become due, all costs and expenses incurred to trade creditors in the operation of the Plasticizers Complex which, if remaining unpaid, might become a Lien on the Plasticizers Complex.
          Section 4.02. Plant Visits; BASF Liaison. (a) Sterling shall grant BASF personnel access to the Plasticizers Complex at reasonable times and on reasonable notice; provided, however, that such visits are consistent with Sterling’s contractual obligations under licenses or sublicenses to which it is a party. BASF shall cause all of its personnel to comply with Sterling’s safety and reasonable confidentiality procedures and policies.
          (b) BASF would have the option, at its sole cost and expense, to appoint a liaison person (the “BASF Liaison”) for the Plasticizers Complex, and the BASF Liaison would be entitled to make recommendations to Sterling regarding the maintenance, upkeep and operations of the Plasticizers Complex; provided, however, that Sterling would not be under any obligation to adopt or implement any recommendations made by the BASF Liaison that Sterling, in its sole discretion, believes may adversely affect the health, safety or environmental performance of the Plasticizers Complex or may increase Sterling’s costs to operate or maintain the Plasticizers Complex. If Sterling does not wish to adopt or implement any recommendation made by the BASF Liaison solely because Sterling believes that such adoption or implementation may increase Sterling’s costs to operate or maintain the Plasticizers Complex, Sterling shall adopt or implement such recommendation but (i) any increase in costs resulting from such adoption or implementation shall be paid by BASF, (ii) the Threshold Fixed Costs Amount shall be increased by the amount of such costs, (iii) such costs shall be excluded from any calculation of Costs Savings and (iv) to the extent such costs and expenses are Allocated Fixed Costs, the portion of the

Allocated Fixed Costs Amount pertaining to each relevant General Category of Allocated Fixed Costs shall be increased by the applicable portion of such costs and expenses. Sterling would provide the BASF Liaison with office space at the Site and grant the BASF Liaison access to the Plasticizers Complex at all reasonable times to observe and inspect, and to perform safety, manufacturing and quality studies; provided, however, that such activities do not materially disrupt the operation of the Plasticizers Complex or Sterling’s other operations at the Site.
          Section 4.03. Insurance. During the term of this Agreement, Sterling shall maintain property damage and liability insurance on the Plasticizers Complex and those parts of the Plant which serve the Plasticizers Complex in types and amounts, and against such risks, substantially similar to those carried and insured against as of the date of this Agreement; provided, however, that in any event Sterling shall not be required to maintain business interruption or terrorism insurance coverages. BASF shall reimburse Sterling for any amounts paid by Sterling that are credited towards the deductible under Sterling’s liability insurance policy or property damage/business interruption policy to the extent the underlying event (a) is directly related to the Plasticizers Complex, any Raw Material, Ancillary Raw Material or Product or any other matter under this Agreement and (b) Sterling is not required to indemnify BASF for such underlying event pursuant to Section 6.01(a). Any payments required to be made by BASF pursuant to this Section 4.03 (i) shall be made by BASF within 15 Days after receipt of an invoice therefore from Sterling, or if such Day is not a Business Day, then on the next Business Day, (ii) shall be excluded from any calculation of Costs Savings or the Threshold Fixed Costs Amount under this Agreement and (iii) to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount. BASF may carry additional insurance, at its sole discretion and cost.
          Section 4.04. Damage or Destruction. (a) If, at any time during the term of this Agreement, if all or any part of the Plasticizers Complex or any Dependent Facility is damaged or destroyed by fire explosion, flood, hurricane, windstorm or other casualty of any kind or nature (including any insured or uninsured casualty), ordinary or extraordinary, foreseen or unforeseen, Sterling shall either (i) at its sole cost and expense, and irrespective of whether the insurance proceeds, if any, are sufficient for such purpose, within *** Days after the date of such damage or destruction, commence repairing, altering, restoring, replacing or rebuilding the Plasticizers Complex or such Dependent Facility to substantially the same condition as existed immediately prior to such damage or destruction, and thereafter continue with such work with reasonable diligence, or (ii) elect, by providing BASF with written notice of such election within *** Days after the date of such damage or destruction, not to repair, alter, restore, replace or rebuild the Plasticizers Complex or such Dependent Facility.
          (b) If Sterling elects to repair, alter, restore, replace or rebuild the Plasticizers Complex or such Dependent Facility, (i) Sterling shall have the right to require that all insurance proceeds from policies maintained by Sterling and BASF providing coverage for the relevant casualty be applied to the payment of all costs and expenses related thereto, and (ii) the Parties’ respective obligations under this Agreement shall continue, but Sterling shall bear all costs of such repair in excess of the proceeds of insurance and shall have the right to fully depreciate such repair costs.

          (c) If Sterling elects not to repair, alter, restore, replace or rebuild the Plasticizers Complex or such Dependent Facility, BASF may elect, at its sole cost and expense, to pay the cost to repair, alter, restore, replace or rebuild the Plasticizers Complex or such Dependnent Facility; provided, however, that BASF exercises such right within 120 Days following receipt of written notice of Sterling’s election not to do so and, provided further, that, notwithstanding any such payment, BASF shall not acquire any right, title or interest in or to the Plasticizers Complex or such Dependent Facility. If BASF exercises such election, Sterling shall apply all insurance proceeds from policies maintained by Sterling that provided coverage for the relevant casualty to the payment of all costs and expenses related to such repair, alteration, restoration, replacement or rebuilding.
          (d) In the event that all or any portion of the Plasticizers Complex or any Dependent Facility is damaged or destroyed after the Effective Date by fire or other casualty, and either (i) neither Party has elected to repair, alter, restore, replace or rebuild the Plasticizers Complex, such Dependent Facility or relevant portion thereof or (ii) Sterling has elected to repair, alter, restore, replace or rebuild the Plasticizers Complex, such Dependent Facility or relevant portion thereof but has not begun to repair, alter, restore, replace or rebuild the Plasticizers Complex, such dependent Facility or relevant portion thereof within six months following such damage or destruction (or at any time thereafter fails to use reasonable efforts to continue to repair, alter, restore, replace or rebuild the Plasticizers Complex, such Dependent Facility or relevant portion thereof), then each of the Facility Fees shall be reduced for each Quarter, or portion thereof, during which Sterling fails to maintain the Monthly Contract Capacity for any related Products. In such cases, the relevant Facility Fee payable for each such Quarter shall be determined by (A) dividing the relevant Facility Fee by 90 to determine the amount of such Facility Fee payable for each Day during such Quarter, (B) reducing the amount determined under clause (A) for each Day during such Quarter when Sterling so failed to maintain the Monthly Contract Capacity for the relevant Product by multiplying such amount by the Reduction Factor applicable to such Day and (C) deducting the aggregate reductions under clause (B) for such Quarter from the Facility Fee otherwise payable for such Quarter. If the Facility Fee for any Quarter is reduced pursuant to this paragraph (d) after BASF has paid such Facility Fee, BASF may deduct the amount overpaid from the next Facility Fee payable hereunder or, if no further Facility Fees are payable hereunder, Sterling shall refund such amount to BASF within 15 Days after receipt of an invoice therefore from BASF.
          (e) If neither Party elects to repair, alter, restore, replace or rebuild the Plasticizers Complex, such Dependent Facility or the relevant portion thereof and the damage or destruction involves more than *** of the Plasticizers Complex or causes the Plasticizers Complex to be incapable of producing Products at greater than *** of Capacity, either Party may terminate this Agreement on 30 Days’ prior written notice to the other Party and BASF may cease paying the Facility Fees after the occurrence of the relevant damage or destruction. In the event of any such termination of this Agreement, the amount of undepreciated capital paid by BASF for all Capital Projects shall be deemed to be an amount equal to the lesser of (i) the amount of such undepreciated capital as of the date of such damage or destruction and (ii) the amount recovered by Sterling under its insurance policies attributable to the damage to or destruction of the

Plasticizers Complex minus the portion of the deductible under such insurance policies attributable to such damage to or destruction of the Plasticizers Complex times a fraction, the numerator of which is the amount of such undepreciated capital and the denominator of which is the value of the Plasticizers Complex prior to such damage or destruction.
          Section 4.05. Hazards. Each Party acknowledges that Ancillary Raw Materials, Raw Materials and Products may be, or become, considered Hazardous Materials, and that it is familiar with the hazards of Ancillary Raw Materials, Raw Materials and Products, their respective applications and the containers in which they are shipped. Each Party shall inform and train its employees and customers with respect to all such hazards. In addition, Sterling shall (a) warn all persons at the Plant, including its employees, agents and invitees, of the health and environmental hazards associated with Ancillary Raw Materials, Raw Materials and Products, their respective applications and the containers in which they are shipped (including proper disposal methods), (b) advise all such persons at the Plant who handle or might otherwise come into contact with such materials of all applicable precautions and safety measures to be employed at the Plant when handling or storing such materials and (c) cause such precautions and safety measures to be employed at the Plant in accordance with all safety, health and environmental regulations.
          Section 4.06. Compliance with Laws. Nothing in this Agreement is intended to, or shall be deemed or construed as being intended to, authorize or require Sterling to violate any Law (including any Environmental Law). Each Party shall comply with all Laws (including Environmental Laws) applicable to the Parties, the transactions contemplated by this Agreement or the preservation of public or Plant health or safety, including the Occupational Safety and Health Act of 1970, and the regulations issued thereunder, as the same may be amended from time to time. In accordance with the foregoing provision, but not by way of limitation, it is specifically understood that BASF is an Equal Opportunity Employer and Sterling warrants that Sterling complies with the Fair Labor Standard Act of 1938, as amended. Sterling agrees that, if this Agreement is construed to be a subcontract within the meaning of the Rules and Regulations approved by the United States Secretary of Labor pursuant to Executive Order 11246, as amended, the Vietnam Era Veterans Readjustment Assistance Act of 1974, as amended, or the Rehabilitation Act of 1973, as amended, or of the regulations issued pursuant to Executive Order 11625, the provisions of the applicable regulations as well as the Equal Opportunity and Nondiscrimination provision of Section 202 of Executive Order 11246 shall be incorporated herein by reference and shall be binding upon Sterling as part of this Agreement. Sterling shall label and placard all shipments of Products in compliance with all applicable Laws.
Article V
Additional Agreements
          Section 5.01. Title. (a) Sterling expressly does not by the terms of this Agreement, sell, transfer or assign to BASF any right, title or interest in the Plasticizers Complex or the Plant or any assets or properties of Sterling, and nothing in this

Agreement shall be deemed to convey to BASF any legal or beneficial ownership in or to all or any portion of the Plasticizers Complex, the Plant or any other assets or properties of Sterling. Title to all Raw Materials and Product shall at all times remain in BASF. Title to Product shall vest in BASF as of the time of its production. Sterling shall not impose or permit to be imposed upon any of the Raw Materials or Products within the custody and control of Sterling any Liens other than those created by, through or in favor of BASF. Notwithstanding anything to the contrary contained in any prior agreement or any understanding between the Parties (including the Existing Agreement), upon the execution of this Agreement, title to any Raw Materials or Product on hand (at the Site, at terminals, in route and elsewhere) shall vest in BASF as if such Raw Materials or Product were supplied pursuant to the terms of this Agreement.
          (b) Sterling hereby authorizes BASF to file any and all UCC financing statements that are necessary to evidence or perfect BASF’s ownership of all rights, title and interests in the Raw Materials and Products referred to in Section 5.01(a). Upon the request of BASF, Sterling shall execute and deliver to BASF any other notices as may be reasonably requested by BASF to reflect and file of record BASF’s ownership of all rights, title and interests in and to all Raw Materials and Products referred to in Section 5.01(a).
          (c) On the earlier of (i) February 28, 2006 and (ii) the Day after BASF notifies Sterling in writing that it has made all filings it desires to make pursuant to paragraph (b) above, the Security Agreement dated                     , 1986 (left blank in original) between the Parties shall terminate and all liens and security interests granted therein shall automatically be released and discharged. BASF hereby authorizes Sterling to file, at any time on or after such date, any and all UCC financing statements that are necessary to release such liens and security interests of record. Upon the request of Sterling, BASF shall execute and deliver to Sterling any other notices as may be reasonably requested by Sterling to release such liens and security interests of record.
          Section 5.02. Sale or Transfer of Interest in the Plasticizers Complex. During the term of this Agreement, Sterling may not sell or transfer an interest in all or any part of the Plasticizers Complex to a Competitor without the prior written consent of BASF, which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) Sterling may sell or otherwise dispose of the Plasticizers Complex to a Competitor as part of the sale, transfer or other disposition of all or substantially all of the Plant’s assets, directly or indirectly, or as a part of the merger, consolidation, reorganization or sale of all or substantially all of the assets or equity of Sterling (each, a “Plant Disposition”), and (b) except as set forth in Section 5.01, Sterling may grant Permitted Encumbrances and other Liens in or on the Plasticizers Complex to secure any indebtedness of Sterling, now existing or hereafter arising, and any holder of such indebtedness may foreclose upon all or any portion of the Plasticizers Complex, sell such assets in lieu of foreclosure and otherwise exercise all rights or remedies they may have with respect thereto, without restriction hereunder, and any purchaser on foreclosure or sale in lieu of foreclosure may take such assets free from such restrictions.

          Section 5.03. Books and Records; Audits. Sterling shall maintain accurate records and books of account with regard to the operation of the Plasticizers Complex and the transactions contemplated by this Agreement, and furnish a report thereon to BASF, in a form reasonably acceptable to BASF, within 21 Days following the end of each Month. All accounting and reporting for the operation of the Plasticizers Complex and the transactions contemplated by this Agreement will be in accordance with GAAP. Upon reasonable request, each Party shall provide the other Party with copies of all purchase orders, invoices and other backup data pertaining to any costs or expenses related to this Agreement, and the Party receiving such information shall maintain the confidentiality of all such documents and information in accordance with the provisions of Section 5.06.
          (b) Upon reasonable request, Sterling shall provide BASF with access to all records pertaining to the operation of the Plasticizers Complex and the transactions contemplated by this Agreement, which records shall be subject to audit by an independent certified public accounting firm reasonably acceptable to Sterling at any reasonable time during, or within the two years following, the period being audited. Any audit will be at BASF’s expense. In no event shall BASF initiate more than one audit each Year. Each auditing firm will maintain the confidentiality of Sterling’s accounts and records, and will either verify the correctness thereof or advise both Parties of the composite adjustments required to correct discrepancies for the period audited. Any discrepancies shall be corrected by appropriate payments or credits, as the case may be, at the earliest practicable time, in the amount thereof. If the total amount of such discrepancies exceeds *** for any Year, the Party owing such amount shall also pay the other Party interest on the amount of such discrepancies at the Applicable Interest Rate accruing each Day from the Day such amount was originally due (or paid) until the Day such amount is paid (or refunded) in full.
          (c) Upon the written request of BASF, Sterling shall provide BASF reasonable suitable temporary office accommodations at the Site for a limited number of BASF personnel or representatives to audit or review records maintained by Sterling pursuant to this Agreement.
          Section 5.04. Meetings. (a) At each Quarterly Meeting, representatives of the Parties shall review the operations of the Plasticizers Complex and such other matters as may be determined to be appropriate by the Parties. At the Quarterly Meeting to be held in October of each Year, the Parties shall (i) review the Capital Budget and the Maintenance Budget for the ensuing Year, (ii) review the Fixed Costs and Variable Costs for the immediately preceding 12-month period and (iii) establish a budget for Fixed Costs and Variable Costs for the following 12-month period; provided, however, that no Capital Budget, Maintenance Budget or budget for Fixed Costs or Variable Costs shall reduce, modify or limit in any way BASF’s obligation to pay the actual Capital Expenditures, Expansion Capital Expenditures, maintenance expenditures, Fixed Costs or Variable Costs incurred pursuant to this Agreement.
          (b) Sterling shall make its employees and other representatives available to BASF on reasonable request to discuss the present or proposed operations of the Plasticizers Complex, so long as such availability does not disrupt the operation of any Unit or the Plant. Representatives of the Parties shall meet at a mutually acceptable time and place if either Party gives reasonable prior written notice to the other Party of its request for a meeting.
          Section 5.05. Technical Advice. (a) BASF shall advise Sterling regarding technical questions arising in connection with the operation of the Plasticizers Complex, and shall provide assistance to Sterling in the event of any disturbances at any Unit. Any advice given by BASF pursuant to this Section 5.05 shall utilize BASF’s technical knowledge and experience, to the extent that they are suitable for the operation of the Plasticizers Complex; provided, however, that BASF shall not be obligated to provide Sterling with technical knowledge or experience acquired by BASF during the term of this Agreement which BASF, in its reasonable judgment, considers to be a considerable improvement or in respect of which BASF has filed a patent application. Notwithstanding anything to the contrary contained in this Section 5.05, BASF shall be under no obligation to provide technical advice that would require in-house work by BASF or its representatives, including laboratory or pilot plant tests. BASF shall be available to discuss important technical questions at a meeting between technical experts of BASF and Sterling, either in Ludwigshafen, Germany or in Texas City, Texas by mutual agreement and at suitable intervals. In the event that engineering services of BASF are required in connection with Capital Projects or Expansion Projects, BASF shall, at its sole option and at its sole cost and expense, provide such engineering services.
          (b) BASF shall render the services contemplated by this Section 5.05 in the best interests of Sterling and shall apply the same standard of care in rendering such services as it applies in its own affairs. In the event that BASF fails to fulfill its obligation with such care, (i) BASF shall be obligated to re-perform such services free of charge, (ii) such re-performance shall be Sterling’s exclusive remedy for such breach and (iii) BASF shall not incur any further liability whatsoever related to such matter.
          Section 5.06. Confidentiality. (a) For purposes of this Section 5.06, the following terms have the following respective meanings:
     “Furnishing Party” means, with respect to any Information, the Party that furnished, or whose Representatives furnished, such Information to the Receiving Party pursuant to this Agreement.
     “Information” means (i) all information (whether written or oral) furnished (whether before or after the date hereof) by the Furnishing Party or any of its Representatives, to the Receiving Party or any of its Representatives for or relating to the transactions contemplated by this Agreement, including all information relating to the business, products, assets and finances of the Furnishing Party, including financial statements and related books and records, minute books, personnel records, lists of customers and potential customers, lists of suppliers and potential suppliers, price and cost data, computer programs, computer hardware, patents, patent applications, apparatus, equipment, drawings, reports, processes, methods and techniques of manufacture, know-how, trade secrets, specifications of materials, manuals, technical information plans, drawings and other data and similar information and records, and (ii) all other information of or concerning the Furnishing Party or any of its Representatives;

provided, however, that the term “Information” does not include information which (A) is or becomes publicly available other than as a result of a disclosure by the Receiving Party or any of its Representatives in violation of this Section 5.06, (B) is known by, is in the possession of or is or becomes available to the Receiving Party or any of its Representatives from a source (other than the Furnishing Party or any of its Representatives) which, to the knowledge of the Receiving Party, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to the Furnishing Party or any of its Representatives, or (C) has been independently developed by the Receiving Party without violating any of its obligations under this Section 5.06 and, provided further, that the fact that information is included in other information which is or becomes otherwise available to the Receiving Party or its Representatives pursuant to clause (A) or (B) shall not exclude the balance of such information from the term “Information.”
     “Received Information” means (a) with respect to Sterling, all Information furnished by, of or concerning BASF or any of its Representatives to Sterling or any of its Representatives pursuant to this Agreement, and all analyses, compilations, forecasts, studies or other documents prepared by Sterling or any of its Representatives which contain or reflect any of such Information, and (b) with respect to BASF, all Information furnished by, of or concerning Sterling or any of its Representatives to BASF or any of its Representatives pursuant to this Agreement and all analyses, compilations, forecasts, studies or other documents prepared by BASF or any of its Representatives which contain or reflect any of such Information.
     “Receiving Party” means, with respect to any Information, the Party that received such Information from the Furnishing Party or any of the Furnishing Party’s Representatives pursuant to this Agreement.
     “Representatives” means, with respect to each Party, such Party’s directors, officers, employees, partners, agents, Affiliates and non-employee representatives (including attorneys, accountants, potential sources of financing, underwriters or other financial advisors, bankers or agents); provided, however, that neither Party shall be deemed to be a Representative of the other Party.
          (b) The Receiving Party (i) shall keep all Received Information confidential and will not, except as otherwise provided in this Section 5.06 or with the prior written consent of the Furnishing Party, disclose any Received Information in any manner or to any Person whatsoever, and (ii) will not use any Received Information other than in connection with the transactions contemplated by this Agreement; provided, however, that the Receiving Party may reveal the Received Information to its Representatives (A) who need to know the Received Information in connection with the transactions contemplated by this Agreement, (B) who are informed by the Receiving Party of the confidential nature of the Received Information and (C) who agree to abide by and act in accordance with the terms of this Section 5.06 to the same extent as if they were parties to this Agreement. The Receiving Party will cause its Representatives to observe the terms of this Section 5.06 and will be responsible for any breach of this

Section 5.06 by any of its Representatives to the same extent as if the Receiving Party had breached this Section 5.06 directly.
          (c) Nothing in this Section 5.06 shall prohibit the Receiving Party or any of its Representatives from disclosing any Received Information to the extent required by applicable Law, legal process or other legal compulsion. If the Receiving Party or any of its Representatives are requested pursuant to, or are required by, applicable Law, legal process or other legal compulsion to disclose any Received Information, the Receiving Party will give the Furnishing Party prompt written notice of such request or requirement so that the Furnishing Party may seek a protective order or other appropriate remedy or waive compliance with the terms of this Section 5.06, and the Receiving Party will provide reasonable cooperation to the Furnishing Party (at the expense of the Furnishing Party) to obtain such protective order. If no such protective order or other remedy is obtained, or the Furnishing Party waives compliance with the terms of this Section 5.06, the Receiving Party (or such other Person who is requested or required to make such disclosure) will furnish only that portion of the Received Information which it is advised by its counsel is legally required to be disclosed and, upon the Furnishing Party’s request and at the expense of the Furnishing Party, will exercise all commercially reasonable efforts to obtain assurances that confidential treatment will be afforded the Received Information.
          (d) At any time upon the written request of the Furnishing Party, the Receiving Party will promptly (i) destroy or deliver to the Furnishing Party, at the Receiving Party’s expense, all copies of the written Received Information which is in its or its Representatives’ possession, (ii) destroy all copies of Received Information internally generated by it or materials which are based upon or incorporate Received Information and (iii) deliver to the Furnishing Party a certificate executed by one of its duly authorized officers indicating that the requirements of this paragraph (d) have been satisfied in full; provided, however, that notwithstanding anything to the contrary contained in this Section 5.06, the Receiving Party may retain one copy of the Received Information in the files of its legal department, which copy may only be used in case of questions raised as to the Receiving Party’s compliance with the terms of this Section 5.06. Notwithstanding the return or destruction of Received Information, the Receiving Party and its Representatives will continue to be bound by its obligations under this Section 5.06.
          (e) The obligations of the Receiving Party under this Section 5.06 shall terminate with respect to any given Received Information ten years after the date on which such Received Information was originally disclosed to the Receiving Party.
          Section 5.07. Restriction on Transfer of Information. Except in connection with a Plant Disposition, a foreclosure, a sale in lieu of foreclosure or other transfer of the Plasticizers Complex permitted hereby, Sterling shall not sell, assign or otherwise transfer any right, title or interest in or to use (except for production of Products at the Plasticizers Complex) its intellectual property related to the production, sale or marketing of Products without the prior written consent of BASF.
          Section 5.08. Public Statements. Neither Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the prior written consent of the other Party, unless such announcement or statement is required by Law or the rules of any securities exchange on which the securities of such Party are traded.
          Section 5.09. SEC Reports. Sterling shall, at the same time that Sterling makes such reports available to its stockholders, furnish to BASF all quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed by Sterling with the Securities and Exchange Commission.
Article VI
Indemnification; Limitation of Liability; Remedies
          Section 6.01. Indemnification. (a) Except as otherwise provided herein, from and after the Effective Date, Sterling shall defend, indemnify and hold harmless BASF, its Affiliates, their respective present, former and future directors, officers, stockholders, employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the “BASF Indemnified Persons”), from and against any and all Damages suffered or incurred by any BASF Indemnified Person on account of or arising from or related to:
     (i) the negligence or intentional misconduct of Sterling or any of its employees, contractors, agents or representatives (excluding (A) any act or omission of any third party contractor performing any services contemplated by the Car Service Contract and (B) the choice by Sterling of any third party contractor performing any services contemplated by the Car Service Contract);
     (ii) any Raw Materials, Ancillary Raw Materials or Products during any period when Sterling had risk of loss to such Raw Materials, Ancillary Raw Materials or Products;
     (iii) any Liability or alleged Liability to any third Person, whether incurred under Law or in tort, to the extent such Liability or alleged Liability is based on (A) the Product delivered being a completely different Product than the Product specified in BASF’s Shipment and Storage Instructions; provided, however, that for purposes of this clause (A) a Product shall not be deemed or considered to be a different Product solely because the material delivered fails to meet the applicable Product Specifications, or (B) the Product delivered failing to meet the Product Specifications if (but only if) either (x) Sterling failed to test the quality of the Product prior to shipment or (y) the test of the quality of the Product performed by Sterling showed that the Product failed to meet the Product Specifications in any material respect and Sterling did not inform BASF of such failure and obtain BASF’s express written approval to ship such Product notwithstanding such deficiency prior to the arrival of such Product at its intended destination; and
     (iv) any Liability or alleged Liability to any third Person, whether incurred under Law or in tort, or any environmentally related Claim, arising directly or indirectly from the operations conducted by or on behalf of Sterling at or in connection with the Plasticizers Complex, or arising out of Spills or Releases Requiring Response Action at the Site occurring before, during or after the term of this Agreement (except to the extent such Liability, alleged Liability or Claim is based on the negligence or intentional misconduct of BASF or any of its employees, contractors, agents or representatives).
          (b) Except as otherwise provided herein, from and after the Effective Date, BASF shall defend, indemnify and hold harmless Sterling, its Affiliates, their respective present, former and future directors, officers, stockholders, employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the “Sterling Indemnified Persons”), from and against any and all Damages suffered or incurred by any Sterling Indemnified Person on account of or arising from or related to:
     (i) the negligence or intentional misconduct of BASF or any of its employees, contractors, agents or representatives;
     (ii) any Raw Materials or Products during any period when Sterling does not have risk of loss to such Raw Materials or Products (excepting ***);
     (iii) any Liability or alleged Liability to any third Person, *** in each case, to the extent such Liability, alleged Liability or Claim is based on the negligence or intentional misconduct of BASF or any of its employees, contractors, agents or representatives; and
     (iv) any Liability to any Person arising from the *** (except to the extent such Liability arises out of any negligent act or omission of Sterling or intentional misconduct of Sterling in ***, in any case, occurring on or after January 1, 2006, it being understood and agreed that, for purposes of this clause (iv) ***).
          (c) Within a reasonable period of time after a Sterling Indemnified Person or a BASF Indemnified Person (whether one or more, an “Indemnified Person”) receives actual notice of any Damages covered by paragraph (a) or (b) above, as applicable, the Indemnified Person shall, if a claim in respect thereof is to be made pursuant to paragraph (a) or (b) above, as applicable, notify the Party from whom indemnification is sought (the “Indemnifying Party”) in writing of such Damages; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any obligation it may have to indemnify the Indemnified Person pursuant to paragraph (a) or (b) above, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that any Damages arise out of or result from matters with respect to third parties (a “Third Party Claim”), the Indemnifying Party will undertake the defense thereof by attorneys chosen by it; provided, however, that if the Indemnifying Party, within a reasonable time after notice of any such Third Party Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Person will (upon further notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim, or consent to the entry of a judgment with respect to such Third Party Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party will thereafter have no right to challenge the Indemnified Person’s defense, compromise, settlement or consent to judgment. No consent order shall be entered into or Third Party Claim settled unless the Indemnified Person has given its prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnified Person shall consent to any settlement, compromise or discharge of such Third Party Claim that the Indemnifying Party may recommend that by its terms fully releases the Indemnified Person from any further Claims, Liabilities and Losses with respect to the matters giving rise to such Third Party Claim. So long as the Indemnifying Party is defending any Third Party Claim actively and in good faith, the Indemnified Person will not settle such Third Party Claim without the consent of the Indemnifying Party. Each of the Indemnifying Party and the Indemnified Person will be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Third Party Claim and will cooperate in the defense of any such Third Party Claim, including making its officers, directors, employees and books and records available for use in such Third Party Claim, and will take those actions reasonably within its power which are reasonably necessary to preserve any legal defenses to such matters, without the necessity of formal subpoena or court action.
          (d) The Indemnifying Party will promptly pay each Indemnified Person any amount due under this Section 6.01 upon demand therefore, and reimburse each Indemnified Person for all reasonable expenses (including reasonable attorneys’ fees and costs of court) for which the Indemnified Person is entitled to be indemnified hereunder as they are incurred by such Indemnified Person. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party will, upon demand therefor, promptly pay on behalf of the Indemnified Person, and/or will promptly reimburse the Indemnified Person for its payment of, the amount so determined by such judgment, determination, settlement or compromise and all other claims of the Indemnified Person with respect thereto, unless, in the case of a judgment or determination, an appeal is made therefrom; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party will post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the Indemnifying Party will succeed to the rights of the Indemnified Person, to the extent such rights are not waived in settlement, against the third party who made such Third Party Claim. Any amounts which are not paid when due hereunder will bear interest at a rate equal to the Applicable Interest Rate, accruing each Day from the Day such amount was originally due until the Day such amount is paid in full.
          Section 6.02. Force Majeure. (a) If, as the result of the occurrence of a Force Majeure Event, a Party is rendered unable, in whole or in part, to carry out its obligations under this Agreement (other than any obligation to make payment of any amount when due and payable hereunder), the obligations of such Party, insofar as they are affected by such Force Majeure Event, shall be suspended during the continuance of such Force Majeure Event provided that the Party prevented from performing by such Force Majeure Event (i) provides the other Party with written notice of the occurrence or likely occurrence of such Force Majeure Event within a reasonable time, which notice shall describe such Force Majeure Event in reasonable detail and, to the extent practicable, include an estimate of the anticipated duration thereof, (ii) takes all actions reasonable necessary to remedy such Force Majeure Event or its resulting effects, or otherwise remove the basis for non-performance, with all reasonable dispatch, and (iii) upon such remedy or removal resumes performance of its obligations under this Agreement. Upon receipt of any notice of the occurrence or likely occurrence of a Force Majeure Event, the Parties will consult with each other regarding how such circumstances affect this Agreement and the measures to be taken, and each of the Parties will use commercially reasonable efforts to avoid or reduce the detrimental effects of such Force Majeure Event as much as possible. If by reason of any Force Majeure Event, supplies of any Product deliverable hereunder or Raw Materials or Ancillary Raw Materials are curtailed or cut off, Sterling shall not be required to increase the amount of any Raw Materials or Ancillary Raw Materials acquired from any source of supply or to purchase Products, Raw Materials or Ancillary Raw Materials to replace the Products, Raw Materials or Ancillary Raw Materials so curtailed or cut-off unless BASF agrees to pay incremental costs or expenses associated therewith, in which event such costs and expenses shall be excluded from any calculation of Cost Savings or the Threshold Fixed Costs Amount and, to the extent such costs and expenses are Allocated Fixed Costs, shall be paid separately from, and in addition to, the Allocated Fixed Costs Amount.
          (b) The settlement of strikes or lockouts shall be entirely within the discretion of the Party having the difficulty, and the above requirement that the Party prevented from performing remedy the applicable Force Majeure Event or its resulting effects or otherwise remove the basis for non-performance as soon as practicable shall not require the settlement of strikes or lockouts by acceding to the demands of the opposing party when such course is deemed inadvisable, in the sole discretion of the Party having the difficulty.
          (c) For purposes of this Agreement, the term “Force Majeure Event” means acts of God, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, hurricanes, floods, high water, washouts, arrests, restraints of government and people, civil disturbances, explosions, lack of adequate supplies of fuel, power, raw materials, labor, containers or transportation facilities, breakage or accident to wells, machines, equipment, apparatus or lines of pipe or property, freezing of wells, machines, equipment, apparatus or lines of pipe or property, partial or entire failure of any wells, machinery, equipment, apparatus or lines of pipe or other property, strikes, work stoppages, labor difficulties, other industrial disturbances, acts of public enemy, sabotage, governmental controls (including price and allocation controls), Laws (including those dealing with pollution, health, ecology, tariffs, duties or other governmental assessments or restrictions or environmental matters), embargoes, unavailability or shortages of ships, barges, other inland water or marine vessels or other conveyance or, without limitation, any other causes or contingencies (whether or not of the same nature as those hereinbefore specified) beyond the reasonable control of the Party claiming force majeure.
          (d) The failure by a Party to perform any of its obligations under this Agreement shall be deemed to have not been caused by a Force Majeure Event or circumstances reasonably outside its control if such failure results from the shortage of cash or anything reasonably attributable to a Party’s own actions or preventable by a

Party, including through the expenditure of sums which are reasonable in light of the likelihood of the event occurring or the probable effect if is such event were to occur.
          (e) In the event that, at any time during the term of this Agreement, any Governmental Authority adopts any Law and takes any other action or enters any order which directly or indirectly materially and adversely affects the rights or obligations of either Party in this Agreement, then the Party affected by such action shall notify the other Party thereof and the Parties shall enter into good faith negotiations to modify this Agreement to ameliorate the effects of such governmental action. In the event that the Parties fail to agree upon such modifications within 30 Days after receipt of the notice of such action, the Party giving such notice may, upon further written notice, terminate this Agreement. In the event of any such termination of this Agreement, the amount of undepreciated capital paid by BASF for all Capital Projects shall be deemed to be zero and no amount shall be payable by Sterling to BASF pursuant to Section 3.04(e).
          (f) If a Force Majeure Event results in all or substantially all of the operations of the Plasticizers Complex being suspended for a period of at least six consecutive Months, (i) Sterling shall use reasonable efforts to reduce direct Fixed Costs and Variable Costs at the Plasticizers Complex during the pendency of such Force Majeure Event, (ii) BASF shall not be obligated to pay Sterling any Fixed Costs or Facility Fees for the period commencing with the first Day of the seventh Month of such Force Majeure Event and continuing thereafter until the recommencement of operations at the Plasticizers Complex, and (iii) each date specifically referenced in the definition of Early Termination Fee and Section 7.01(b), and the last Day of the Initial Term (if there is no Additional Term) or the final Additional Term, as applicable, shall automatically, without further action of either Party, be deemed to be a later date that is determined by adding to the original date a number of Days equal to the number of Days for which no Facility Fee was payable by BASF pursuant to this paragraph (f). If a Force Majeure Event results in all or substantially all of the operations of the Plasticizers Complex being suspended for a period of at least nine consecutive Months, either Party may, at any time thereafter during the continuance of such Force Majeure Event, terminate this Agreement by providing written notice of such termination to the other Party, such termination to be effective 15 Days after the receipt of such notice by the non-terminating Party.
          Section 6.03. Limitations on Damages. (a) In The Event That Sterling Shall Be Liable To BASF For Any Matter Relating To The Quantity Or Quality Of Any Products Delivered By Sterling To BASF Hereunder, Whether Based Upon An Action Or Claim In Contract, Equity, Negligence Or Otherwise, The Amount Of Damages Recoverable By BASF For All Events, Acts Or Omissions Will Not Exceed, In The Aggregate, An Amount Equal to ***; Provided, However, That Such Limitation Shall Not Apply To Any Liability For Which ***.
          (b) Notwithstanding Anything To The Contrary Contained In This Agreement, Neither Of The Parties Will Be Liable To The Other Party For Any Consequential, Indirect, Special Or Punitive Damages (Including Loss Of Use Of Property Or Lost Profits Or Revenues) From Any Cause Whatsoever, Whether Based In Contract, Tort (Including Negligence), Strict Liability Or

Any Other Legal Theory Unless (i) Such Damages Result From The Gross Negligence Or Intentional Misconduct Of Such Party, (ii) Such Damages Result From Any Breach Of Section 5.06 Or (iii) Such Damages Are Payable By An Indemnified Person Pursuant To A Third Party Claim For Which Indemnification Is Available Hereunder.
          Section 6.04. Remedies. If either Party breaches or otherwise fails to perform its obligations hereunder, the other Party shall be entitled to pursue all legal and equitable remedies for such breach or failure (including specific performance, whether or not such remedy is otherwise normally available).
Article VII
Term; Effect of Termination
          Section 7.01. Term and Termination. (a) This Agreement shall commence on the date hereof and, unless terminated earlier in accordance with the terms of this Agreement, continue thereafter until December 31, 2013 (the “Initial Term”); provided, however, that upon expiration of the Initial Term, this Agreement shall automatically renew for successive three-year terms thereafter (each, an “Additional Term”) unless this Agreement is terminated earlier in accordance with the terms hereof or either Party gives written notice to the other Party of its intention to not renew this Agreement for an Additional Term at least one year prior to the expiration of the Initial Term or an Additional Term, as the case may be.
          (b) Notwithstanding anything to the contrary contained in paragraph (a) above, BASF shall have the right to terminate this Agreement as of December 31, 2010, December 31, 2011 or December 31, 2012 by (i) providing Sterling with at least one year’s prior written notice of its election to terminate this Agreement and (ii) paying Sterling, on the termination date, the applicable Early Termination Fee.
          (c) This Agreement may also be terminated by mutual prior written consent of the Parties at any time or by either Party if the other Party is in breach of any material covenant, agreement, term, provision or condition of this Agreement, and has failed to cure such breach within 30 Days after receipt from the non-defaulting Party of a written notice of such breach. In the event that Sterling terminates this Agreement based on the breach by BASF of any material covenant, agreement, term, provision or condition of this Agreement, the amount of undepreciated capital paid by BASF for all Capital Projects shall be deemed to be zero and no amount shall be payable by Sterling to BASF pursuant to Section 3.04(e).
     (d) If, within 90 Days after the expiration or termination of this Agreement for any reason, Sterling provides written notice to BASF of its decision to permanently close the PA Unit or the Esters Unit, (i) the amount of undepreciated capital paid by BASF for all Capital Projects associated with the Unit to be permanently closed shall be deemed to be zero and no payment shall be made to BASF by Sterling pursuant to Section 3.04(e) and (ii) if the PA Unit is to be permanently closed, BASF shall have the right, in its sole discretion, to purchase from Sterling *** if, but only if, BASF (A)

provides written notice of its exercise of such right to Sterling within 30 Days after receipt of the notice from Sterling of its election to permanently shut down such Units, (B) pays such amount to Sterling within 30 Days after delivery of such exercise notice to Sterling and (C) reimburses Sterling for all actual costs and expenses incurred in connection with decontaminating, dismantling, packing and transportation of such assets.
     Section 7.02. Effect of Termination. (a) In the event of any termination of this Agreement, this Agreement will immediately become void; provided, however, that each provision of this Agreement that is required to ensure the full exercise or performance of the rights and obligations of the Parties hereunder will survive any such termination and (ii) except as otherwise expressly provided in this Agreement, neither Party shall have any liability to the other Party as a result of a termination of this Agreement for any reason; provided, however, that no such termination shall affect any rights or remedies of either Party arising out of any breach of this Agreement prior to such termination or the right of either of the Parties to receive any amount earned or accrued hereunder prior to such termination or otherwise payable with respect to any period prior to such termination.
     (b) Within 30 Days after the expiration or termination of this Agreement, all Raw Materials and Products remaining in Sterling’s possession or custody shall, at the sole cost and expense of BASF, be loaded on ships, barges, other inland water or marine vessels, rail cars, tank trucks or other conveyances, all of which shall be supplied by BASF, for delivery to BASF, with BASF bearing all packing, loading and transportation costs.
Article VIII
Miscellaneous
     Section 8.01. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid, (b) hand delivery, (c) facsimile or electronic transmission or (d) overnight courier service, to the Parties at the following addresses or numbers:

(i)	if to Sterling, to:

Sterling Chemicals, Inc.
Attn: Senior Vice President — Commercial
333 Clay Street, Suite 3600
Houston, TX 77002-4312
Fax: (713) 654-9551
Phone: (713) 654-9591

With a copy to:

Sterling Chemicals, Inc.
Attn: General Counsel
333 Clay Street, Suite 3600
Houston, TX 77002-4312
Fax: (713) 654-9577
Phone: (713) 654-9502

(ii)	if to BASF, to:

BASF Corporation
Attn: Group Vice President, Petrochemicals, Alcohols, Plasticizers
100 Campus Drive
Florham Park, New Jersey 07932
Fax: (973) 245-6798
Phone: (973) 245-6685

With a copy to:

BASF Corporation
Attn: General Counsel
100 Campus Drive
Florham Park, New Jersey 07932
Fax: (973) 245-6711
Phone: (973) 245-6048
or at such other address or number as shall be designated by either Party in a notice to the other Party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given, (A) in the case of a notice sent by regular mail, on the date actually received by the addressee, (B) in the case of a notice sent by registered or certified mail, on the date receipted for (or refused) on the return receipt, (C) in the case of a notice delivered by hand, when personally delivered, (D) in the case of a notice sent by facsimile or electronic transmission, upon transmission subject to telephone confirmation of receipt, and (E) in the case of a notice sent by overnight mail or overnight courier service, the date delivered at the designated address, in each case given or addressed as aforesaid.
          Section 8.02. Counterparts. This Agreement may be executed by the Parties in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same agreement.
     Section 8.03. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties and their respective successors and permitted assigns.
     Section 8.04. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other person or entity not a Party hereto

(other than the Indemnified Persons) and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any other third party.
     Section 8.05. No Partnership or Agency. This Agreement shall not be construed to create a partnership, joint venture, association or other entity or business organization or to create a principal-agent relationship between the Parties.
     Section 8.06. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the Parties. No amendment or modification of this Agreement shall be effected by the sending, acknowledgment or acceptance of any purchase order, acknowledgment or other form containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the Party against whom that waiver is sought to be enforced. No failure or delay on the part of either Party in exercising any right, power or privilege hereunder, and no course of dealing between the Parties, shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on either Party in any case shall entitle such Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of either Party to any other or further action in any circumstances without notice or demand.
     Section 8.07. Assignments. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either Party without the prior written consent of the other Party and any attempt to do so shall be null and void; provided, however, (a) that no such consent shall be required for assignment for collateral purposes or to a successor in interest of all or substantially all of the assets or business of either Party to which this Agreement relates and (b) no assignment by either Party of any of its rights, interests or obligations hereunder shall relieve such Party of its obligations under this Agreement unless the other Party expressly agrees otherwise in writing.
     Section 8.08. Severability. Should any clause, sentence, paragraph, subsection or Section of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the Parties agree that (a) the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom as if such stricken part or parts had never been included herein and (b) the Parties shall substitute a valid, lawful and enforceable provision, with economic effects that are as equivalent as reasonably possible, for such invalid, unenforceable or void part or parts of this Agreement.
          Section 8.09. Dispute Resolution Procedures. (a) As used in this Section 8.09, “Dispute” means any and all questions, claims controversies or disputes arising out of or relating to this Agreement, including the validity, construction, meaning, performance, effect or breach of this Agreement, other than any questions, claims, controversies or disputes relating to the breach or alleged breach of Section 5.06. Each Party agrees that the procedures set forth in this Section 8.09 shall be the sole and exclusive remedy in connection with any Dispute and irrevocably waives any right to commence any action, suit or proceeding in or before any governmental authority, except as expressly provided in this Section 8.09.
          (b) In the event of any Dispute between the Parties, the Parties shall promptly and in good faith attempt to resolve such Dispute through negotiations. A disputing Party shall give written notice of the Dispute to the other Party that shall contain a brief statement of the nature of the Dispute. If the Parties are unable to resolve the Dispute within 30 Days after receipt of such notice by the other Party, the Parties shall submit the Dispute to mediation as set forth in paragraph (c) below.
          (c) The mediation of any Dispute hereunder shall be conducted in accordance with the Commercial Mediation Rules and Procedures of the American Arbitration Association (“AAA”). Each Party shall have the right to be represented by counsel in any mediation. The Parties shall attempt to agree upon an impartial mediator to mediate the Dispute, but if they are unable or fail to appoint a mediator within ten Days of the filing of a written request for mediation with the AAA, the AAA will appoint a qualified mediator to serve unless the Parties mutually agree to extend such time period. The mediation shall be held in New York, New York within 30 Days of appointment of the mediator unless the Parties mutually agree to hold the mediation at some other time or place. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the Parties, nor shall any opinion expressed by the mediator be admissible or be made known to the arbitrator in any arbitration proceedings. Costs of the mediation shall be borne equally by the Parties, except that each Party shall be responsible for its own expenses.
          (d) If the Parties are unable or fail to settle their Dispute through mediation as provided in paragraph (c) within 10 Days after the commencement of the mediation, the Dispute shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules and Procedures unless the Parties mutually agree in writing that such Dispute shall no longer be subject to this Section 8.09. Either Party who fails or refuses to submit to such binding arbitration shall bear all costs and expenses incurred by such other Party in compelling arbitration of such Dispute. With respect to a Dispute in which the claims or amounts in controversy do not exceed $200,000, a single arbitrator shall be chosen and shall resolve the Dispute. In such case, the arbitrator shall have authority to render an award up to but not exceeding $200,000. With respect to a Dispute in which the claims or amounts in controversy exceed $200,000, such Dispute shall be decided by a majority vote of a panel of three arbitrators, with each Party appointing one arbitrator, and with the Party-appointed arbitrators appointing the third, neutral arbitrator, who will act as chairperson of the tribunal. For any Dispute being decided by a panel of three arbitrators, the determination of any two of the three arbitrators will constitute the determination of the arbitration panel; provided, however, that all three arbitrators on the arbitration panel must actively participate in all hearings and deliberations. Each arbitrator selected pursuant to this paragraph (d) (i) shall be qualified by training, education and experience to rule on the issues presented, (ii) shall an AAA approved arbitrator and (iii) shall not be an employee, agent or representative of either Party or of an Affiliate of either Party. The arbitration shall be held in New York, New York unless the Parties mutually agree in writing to hold the arbitration at some other place. The Parties expressly agree to consolidation of arbitral proceedings that concern common issues of fact or law. The award shall be in writing and shall state the reasoning on which the award rests. A judgment on the award may be entered in any court of competent jurisdiction.
          (e) In the event that a Dispute is submitted to arbitration pursuant to paragraph (d) above, either Party may request limited document production from the other Party of specific and expressly relevant documents, with the reasonable expenses of the producing Party incurred in such production paid by the requesting Party. Any such discovery (which rights to documents shall be substantially less than document discovery rights prevailing under the Federal Rules of Civil Procedure) shall be conducted expeditiously. Depositions, interrogatories or other forms of discovery (other than the document production, set forth above) shall not occur except by consent of the Parties. All discovery requests will be subject to the Parties’ rights to claim any applicable privilege. The arbitrator or the arbitration panel, as the case may be (in either case, the “Arbitrator”), will adopt procedures to protect the proprietary rights of the Parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by Law). Subject to the foregoing, the Arbitrator shall have the power to issue subpoenas to compel the production of documents relevant to the Dispute, to impose sanctions, to permit or order depositions and discovery and to take such other actions as the Arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable Law.
          (f) The Arbitrator shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement or to award damages in excess of the amount or other than the types allowed by this Agreement. In addition, the Arbitrator may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. If a Party fails or refuses to appear at and participate in an arbitration hearing after due notice, the Arbitrator may hear and determine the controversy upon evidence produced by the appearing Party.
          (g) At any time after submission of a written notice of Dispute, either Party may request a court of competent jurisdiction to grant interim measures of protection (i) to preserve the status quo pending resolution of the Dispute, (ii) to prevent the destruction of documents and other information or things related to the Dispute, or (iii) to prevent the transfer, dissipation or hiding of assets. A request for such interim measures to a judicial authority shall not be deemed incompatible with the provisions of this Section 8.09 or a waiver of a Party’s right to arbitrate.
          (h) By submitting a written notice of Dispute pursuant to paragraph (b) above, all applicable statutes of limitations and defenses based on the passage of time shall be tolled while negotiation, mediation and arbitration proceedings are diligently conducted pursuant to this Section 8.09. The Parties will take such action, if any, required to effectuate such tolling.

          (i) The costs of the arbitration (including the Arbitrator) shall be borne equally by the Parties, except that each Party shall be solely responsible for its own costs and expenses, including the costs of legal representation and assistance and for experts.
          (j) Except as required by Law, the Parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence except as may be required by Law or in order to enforce any award. Each of the Parties shall request that any mediator or arbitrator comply with such confidentiality requirement.
          (k) Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Section 8.09 with respect to all matters not subject to such Dispute.
          (l) The interpretation of the provisions of this Section 8.09, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the United States Arbitration Act, 9 U.S.C., §§ 1-14, as the same may be amended from time to time, and other applicable federal Law.
     Section 8.10. Applicable Law. This Agreement And The Rights And Obligations Of The Parties Hereunder Shall Be Governed By And Construed In Accordance With The Laws Of The State Of New Jersey, Without Giving Effect To The Conflict Of Law Principles Thereof.
     Section 8.11. Submission to Jurisdiction. Each Party hereby irrevocably submits to the non-exclusive personal jurisdiction of any state or federal court sitting in the State of New Jersey, over any claim or dispute arising out of or relating to this Agreement. Each Party hereby irrevocably agrees that service of process may be made on it by mailing, by certified mail, a copy of such process to such Party’s registered agent for service of process. Each Party agrees that a final non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 8.11 shall affect the right of either Party to serve legal process in any other manner permitted by Law or affect the right of either Party to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

     Section 8.12. Prevailing Party Costs. Except as otherwise provided in Section 8.09, if either Party commences an action against the other Party to enforce any of the terms, covenants, conditions or provisions of this Agreement or because of a breach by a Party of its obligations under this Agreement, the prevailing Party in any such action shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees and costs of court, incurred in connection with the prosecution or defense of such action, from the losing Party.
     Section 8.13. Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations between the Parties with respect to the matters contemplated hereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between the Parties concerning the subject matter hereof except as set forth herein.
          In Witness Whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

Sterling Chemicals, Inc.

By:	/s/ RICHARD K. CRUMP

Printed Name:	Richard K. Crump
Title:	President and CEO

Date:	December 22, 2005

BASF Corporation

By:	/s/ CENAN OZMERAL

Printed Name:	Cenan Ozmeral
Title:	Vice President, BASF Corp.

Date:	12/22/05

Exhibit A
Esters Unit and PA Unit Fixed Costs Categories
Direct Fixed Costs:

General Category	Subcategories	PPI Adjustment	Initial Annual Amount
Personnel	• Wages	***	***
• Wages Overtime
• Wages Overhead
• AS/PS Coverage
• Salaries
• Salaries Overtime
• Salaries Overhead

Maintenance	• Repair M&E	***	***
• I&E Repair
• Zone Overhead
• Analyzer
• Repair Other

Other Direct	• Supplies	***	***
• Freight
• Training
• Minor Start-Up Expenses
• Rental Equipment
• Fee-Legal
• Fee-Other
• Memberships/Subscriptions
• Outside Contractors
• Consultants
• Travel
• Employees Meals
• Sales Taxes
• Demurrage

Materials Handling		***	***

A-i

Allocated Fixed Costs:

General Category	Subcategories	PPI Adjustment	Initial Annual Amount
Data Processing	• Data Processing	***	***
• Data Processing Innovation
• ICS Application Development

Laboratory		***	***

Environmental(1)	• Biological Treatment	***	***
• Waste Management
• Primary Waste Treatment
• Secondary Waste Treatment
• Solid Waste

Factory Indirect Expense	• FIE Allocation	***	***
• Janitorial Services
• PSM/RC Engineering

Telephones		***	***

Indirect Depreciation		***	***

SG&A		***	***

Property Taxes		***	***

Shipping		***	***

Insurance	• Property Damage/Business Interruption	***	***
• Liability

Routine Engineering	• Inspection & Corrosion	***	***
• Plant Engineering
• Process Engineering

(1)	Environmental costs will be adjusted if new Laws increase the cost of compliance.

(2)	See separate adjustment mechanism included in definitions of Liability Insurance Premium Charges and Property Damage/Business Interruption Insurance Premium Charges.

A-ii-

Exhibit B
Variable Costs Categories
Esters Unit Variable Costs

2004 Usage per Pound of
Category	Engineering Units	Product
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***

B-i

Oxo Unit Variable Costs

2004 Usage per Pound of
Category	Engineering Units	Product
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
***	***	***
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PA Unit Variable Costs

2004 Usage per Pound of
Category	Engineering Units	Product
***	***	***
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* — by agreement; does not necessarily reflect actual per pound usage in 2004

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Exhibit C
Marine Provisions
     Section 1. Definitions. Capitalized terms used in these Marine Provisions shall have the following respective meanings, except as otherwise provided herein or as the context shall otherwise require:
     “Agreement” means the sales, purchase, supply, exchange, conversion, processing, production or other agreement to which these Marine Provisions are attached or into which these Marine Provisions are incorporated by reference.
     “Arrival Date” means, with respect to any Vessel, the calendar day (commencing at 0001 of such calendar day) on which such Vessel is scheduled to arrive at the Terminal in accordance with Section 2 below.
     “Cargo” means, with respect to any Vessel, the goods, raw materials or products which are to be loaded onto or unloaded from such Vessel.
     “ETA” means, with respect to any Vessel, the estimated time of arrival of such Vessel.
     “NOR” means, with respect to any Vessel, Notice of Readiness of such Vessel.
     “Party” has the meaning specified in the Agreement.
     “Ship” means a boat, ship, tanker or other inland or marine water vessel.
     “Sterling” means Sterling Chemicals, Inc.
     “Terminal” means a plant or terminal facility delivering or receiving Cargo.
     “Terminal Party” means the Party responsible for delivering the Cargo onto or for receiving the Cargo from a Vessel.
     “Tow” means any combination of Vessels functioning as a single unit.
     “Vessel” means a barge or Ship.
     “Vessel Party” means the Party responsible for providing the Vessel, irrespective of whether such Vessel is delivering or receiving the Cargo.
          Section 2. Vessel Nomination. (a) Ships. Not less than seven days prior to the ETA of a Ship, the Vessel Party shall provide a written nomination for such Ship to the Terminal Party. The Terminal Party shall confirm the nomination in writing based on the dock availability and approval by Sterling’s vetting process. If the Terminal Party does not accept the Ship then

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the Terminal Party shall indicate each unacceptable item in writing. Once all of the items are resolved, the Terminal Party shall accept the Ship.
          (b) Barges. Not less than five days prior to the ETA of a barge, the Vessel Party shall provide the nomination for such barge to the Terminal Party with an arrival window of no more than three days. The Terminal Party shall confirm the nomination in writing based on the dock availability and approval by Sterling’s vetting process. If the Terminal Party does not accept the barge then the Terminal Party shall indicate each unacceptable item in writing. Once all of the items are resolved, the Terminal Party shall accept the barge.
          Section 3. Notice of Arrival. The Notice of Arrival shall be given by the Vessel to the Terminal Party by telephone or radio not less than 72 hours (or within reason for a given Cargo) prior to the ETA of such Vessel for purposes of fixing the berthing time. The ETA shall be reconfirmed daily until the Vessel arrives for loading. When the Vessel’s ETA is within 24 hours then the master of the Vessel shall promptly notify the Terminal Party of the new ETA if the ETA has changed by three hours or more (plus or minus). In no event shall notice of arrival time constitute an agreement to alter the laycan or the arrival window.
          Section 4. Vessel Requirements. Each Vessel nominated by a Vessel Party shall meet the general vessel requirements of the Terminal. In no event will nomination or acceptance of confirmation of a Vessel be deemed or constitute a waiver of such requirements.
          Section 5. Notice of Readiness. (a) Ships. After a Ship has received all port clearances and arrived at the anchorage or other place of waiting, and is otherwise in all respects ready to receive or discharge the goods or products, the master of the Ship (or his agent) shall tender NOR of the Ship to the Terminal by letter, telegraph, telex, facsimile or electronic message means or other written communication. The Terminal shall attempt to berth the Ship on an equal basis with all other Vessels arriving at the port to load or discharge cargoes in the same order as the order in which the Terminal receives NORs from the Ship and all other Vessels. The giving or acceptance of NOR shall not be deemed or construed to constitute an acceptance or change in the Ship’s laycan. If a Ship tenders NOR prior to 0001 hours, local time, of the first day of the laycan, such NOR shall not be effective until 0001 hours, local time, of the first day of the laycan, unless the Terminal elects to accept the Ship earlier, in which case used laytime shall commence when the Ship is all fast. Unless the Terminal Party consents otherwise in writing, in no event will laytime commence prior to 0600 on the first day of the laycan.
          (b) Barges. When the barge is four hours from arriving at the Terminal, the barge owner, agent or pilot shall notify the Terminal. The Terminal shall attempt to berth the barge on an equal basis with all other Vessels arriving at the port to load or discharge cargoes in the same order in which the Terminal receives the four hour notifications or NORs from the barge or Ship, respectively.
          Section 6. Vessel Berths. The Terminal shall provide a berth for the Vessel at which the Vessel can always lie safely afloat (within the specified maximum drafts and specified minimum water depths, free of all wharfage and dockage dues. All duties and other charges on the Vessel, including, without limitation, those incurred for tugs and pilots, mooring masters,

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other port costs and tax on services for Cargo transfer, shall be borne by the Vessel. Neither the Terminal nor the Terminal Party shall be deemed to warrant the safety of any channel, fairway, anchorage or other waterway used in approaching the designated berth or be liable for any loss, damage, injury or delay to Vessel resulting from the use of such waterways not caused by its fault or neglect. The Terminal Party shall have the right to shift the Vessel from one berth to another, or to anchorage; provided, however, that the Terminal Party shall be responsible for all costs and expenses incurred in such shifting or anchoring of the Vessel, with the time consumed in the shifting counted as used laytime. Expenses incurred for any shifting of the Vessel within a port by one of the Parties hereto for the sole convenience of such Party shall be for that Party’s account.
          Section 7. Laytime. (a) Ships. The allowed laytime shall be either a specified number of hours or at a pumping rate as defined in the Agreement, subject to a 12-hour minimum. If allowed laytime is not specified in the Agreement, then laytime allowed shall be the number of hours or at the pumping rate (in metric tons per hour) set forth below and based on Cargo lot size, or as may otherwise be mutually agreed between the Parties. If the Terminal will not permit loading or discharging of Cargo within the specified time or at the agreed pumping rate, then the additional time necessary therefore shall be deemed to be used laytime.

Cargo Lot Size	Loading/Unloading Rate
≥ 6,000 MTs	150 MT/hr
≥ 2,000 but < 6,000 MTs	100 MT/hr
≥ 1,000 but < 2,000 MTs	75 MT/hr
< 1,000 MTs	12 hrs
If a Vessel arrives on the first day of the laycan, laytime shall commence on the later of (i) six hours after acceptance of NOR from the Terminal to load or discharge, and (ii) Vessel arrival and completion of mooring at berth (all fast). The Terminal Party shall always be entitled to the six hours tendering allowance, if needed, whether or not allowed laytime has expired and whether or not the Ship is on demurrage. In the event a Ship arrives prior to the commencement of laydays, laytime shall not commence before 0600 hours local time on the date of commencement of laydays unless the Ship is berthed prior to this time with the Terminal Party’s consent. In the event the Terminal Party agrees to load the Ship prior to commencement of laydays, all such time to be credited against any time the Ship is on demurrage. For purposes of this clause, time to count when the Ship commences loading.
          (b) Barges. The allowed laytime shall be either a specified number of hours or at a pumping rate as defined in the Agreement, subject to an 8-hour minimum. If allowed laytime is not specified in the Agreement, then laytime allowed shall be the number of hours or at the pumping rate (in metric tons per hour) set forth below and based on Cargo lot size, or as may otherwise be mutually agreed between the Parties. If the Terminal will not permit loading or discharging of Cargo within the specified time or at the agreed pumping rate, then the additional time necessary therefore shall be deemed to be used laytime.

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Cargo Lot Size	Loading/Unloading Rate
≥ 30,000 BBLs	24 hours
≥ 20.000 but < 30,000 BBLs	16 hours
< 20,000 BBLs	12 hours
If the barge arrives on the first day of the arrival window, laytime shall commence when the barge is spotted at the dock and the mooring at berth (all fast) is completed but no earlier than 0400 hrs.
     (c) Time consumed due to any of the following shall not count as used laytime:
     (i) any delay to the Vessel in reaching or departing the berth (including weather delays) caused by any reason or condition not reasonably within the Terminal Party’s control;
     (ii) any time consumed by the Vessel in moving from port anchorage to all fast in berth including, but not limited to, awaiting daylight, tide, tug boats or pilots or time consumed by the Vessel lining up;
     (iii) any delay due to the Vessel’s condition, breakdown or failure to maintain agreed pumping rates, or inability of the Vessel’s facilities to load or discharge Cargo;
     (iv) any delay due to prohibition of loading or discharging at any time by the owner or operator of the Vessel or by the port authorities, unless such prohibition is caused by the Terminal’s failure to comply with applicable laws or regulations;
     (v) any delay due to Vessel bunkering or provisioning;
     (vi) any delay due to Vessel discharging or shifting of ballast, slops or contaminated cargo;
     (vii) any delay due to pollution or threat thereof caused by any defect in the Vessel, or any act or omission of the master or crew of the Vessel;
     (viii) any delay due to the Vessel’s violation of the operating and/or safety regulations of the Terminal, noncompliance with federal or state law or Coast Guard or other applicable regulations, or failure to obtain or maintain an oil pollution responsibility certificate;
     (ix) any delay caused by strike, lockout, work stoppage or restraint of labor of master, officers or crew of the Vessel, or of tugboats or pilots; and
     (x) any time spent awaiting customs and immigration clearance.
Used laytime shall cease upon disconnection of hoses or cargo arms after all Cargo has been loaded or discharged. The Vessel shall vacate the berth expeditiously, consistent with safe operating practices (unless permission to remain is given).

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          Section 8. Demurrage. Demurrage will be paid for all time that used laytime exceeds the allowed laytime at the rate specified in the Agreement. If the demurrage rate is not specified in the Agreement, demurrage shall be paid based upon parcel size and at the applicable charter party rate, provided that the Vessel Party gave the Terminal Party the laytime and demurrage rate information with the vessel nomination. If the Terminal Party has this information and accepts the vessel nomination, the demurrage, if any, will be paid at the charter party rate. If the demurrage rate was not provided, then the Terminal Party may elect to pay based on the schedule below.

Ship Size	Rate
≥ 40,000 DWT	$20,000/day prorated
≥ 25,000 but < 40,000 DWT	$15,000/day prorated
≥ 10,000 but < 25,000 DWT	$10,000/day prorated
< 10,000 DWT	$7,500/day prorated
For Ships with parcel sizes less than 1,000 MT, the Terminal Party shall pay demurrage, if any, at $7,500/day prorated unless mutually agreed otherwise.

Barge Size	Rate
≥ 30,000 BBLs	$100/hr prorated
≥ 20,000 but < 30,000 BBLs	$90/hr prorated
≥ 10,000 but < 20,000 BBLs	$90/hr prorated
For barges with parcel sizes less than 1,000 MTs, the Terminal Party shall pay 50% of any applicable demurrage. Demurrage incurred in port by reason of fire, explosion, storm, weather, strike, lockout, work stoppage or restraint of labor or by breakdown of machinery or equipment in or about the Terminal shall be paid for at one-half the rate otherwise provided for demurrage. The Terminal Party will be responsible for demurrage if such failure results from the Terminal Party’s shortage of cash or anything reasonably attributable to the Terminal Party’s own actions (including delays at the Terminal causing loading or unloading to exceed the allowed laytime) or preventable by the Terminal Party, including through the expenditure of sums which are reasonable in light of the likelihood of the event occurring or the probable effect is such event were to occur and, if such demurrage has been paid by the Vessel Party, the Terminal Party will reimburse the Vessel Party for such demurrage. Demurrage claims must be submitted within 90 days from the date of completion of discharge of the Cargo and must be accompanied by the Notice of Readiness, the Master’s Port Log with Pumping Record, the Agent’s Port Log, the Laytime Statement, the Charter Party Agreement and telexes or other documentation supporting original Ship nomination. Any claim for demurrage which is not accompanied by such documentation shall be deemed waived and forever barred.
          Section 9. Delivery, Title and Risk. Delivery of Cargo shall be to or from the Terminal designated by the Terminal Party onto or from the Vessel nominated by the Vessel Party in accordance with the terms of the Agreement. Unless otherwise specified in the

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Agreement, title to, and risk of loss of, all or any of the Cargo shall pass at the flange connection between the Vessel’s cargo manifold and the hose connection at the Terminal.
          Section 10. Quantity and Quality. Unless otherwise provided in the Agreement, Cargo quantity and quality shall be determined by an independent and mutually acceptable inspector, the cost of which shall be shared equally between the Parties, and whose determinations as to quantity and quality shall be conclusive and binding upon the Parties.
          Section 11. Cargo Vulnerable To Heating (Styrene Monomer Only). The Vessel Party shall not stow the Cargo in tanks adjacent to tanks which contain heatable cargoes or are otherwise subject to heating.
          Section 12. Hoses. The Terminal Party agrees to connect the hose at the shore and to use the shore facility crane to lift the hose to the Vessel’s manifold where the Vessel Party agrees to connect and disconnect hoses to the Vessel’s manifold.
          Section 13. Cleaning. The Vessel shall arrive at the Terminal with all cargo tanks, pumps and pipes suitably clean to the satisfaction of the Terminal Party’s Inspector. The Vessel Party shall ensure that all traces of sediment, tank washings or chemicals, if used, are removed from tanks, pumps and pipes intended for carriage of designated Cargo. Any delays as a result of the Vessel arriving at the Terminal and not being suitable condition to load the designated Cargo, shall be for the Vessel Party’s account and the laytime shall not count.
          Section 14. Gangway. The Terminal Party shall not be responsible for providing or assisting in the set up of the gangway. Any time lost shall be for the Vessel Party’s account.
          Section 15. Texas City Terminal Restrictions. No Vessel shall be allowed to lighter, engage in slop disposal, clean tanks while on berth or bunker.
          Section 16. Excess Berth Occupancy. If, after disconnection of cargo hoses, the Vessel remains at the berth exclusively for the Ship’s purposes, other than by reasons of Force Majeure, the Vessel Party shall be responsible for direct costs incurred by the Terminal Party.
          Section 17. Conflict. In the event of any conflict between these Marine Provisions and the provisions of the Agreement, the provisions of the Agreement shall prevail and be given effect.
          Section 18. Pollution Prevention. Regardless of the nature of the Cargo carried, all Vessels and all towboats and barges transporting any of the Cargo shall have pollution liability insurance coverage that is sufficient to at least meet all applicable statutory pollution liability limits.
          Section 19. Damage and Injury. The Vessel and the Vessel Party assume full responsibility for any injury to and/or death of persons, as well as damage sustained by wharves, berths or docks owned, operated or maintained by the Terminal and the Terminal Party arising out of the negligent or improper operation of the Vessel, tows, barges, or any other waterborne

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craft, either owned or operated by the Vessel or the Vessel Party, or being operated by subcontractors by the Vessel or the Vessel Party. The Vessel and the Vessel Party shall fully indemnify the Terminal and the Terminal Party for any such injury, death or damage.
          Section 20. Terminal Regulations. All Vessels will comply with any regulations specific to the Terminal. Any Vessel not in compliance with such regulations may not be permitted to dock or may be directed to disconnect and leave the dock or berth, with all and any resulting costs and expenses borne solely by, and for the account of, the Vessel Party.

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Exhibit D
Specified Equipment — PA Unit
***

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Exhibit E
Old Switch Condensers Action Items
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Exhibit F
2006 Capital Budget
***

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Exhibit G
Rail Cars
Owned Cars:

STEX 20056 STEX 20119 STEX 24003	STEX 20057 STEX 24000 STEX 41011	STEX 20108 STEX 24001	STEX 20116 STEX 24002
Leased Cars:

UTLX 645766 UTLX 645770 UTLX 645774 UTLX 645778	UTLX 645767 UTLX 645771 UTLX 645775 UTLX 645779	UTLX 645768 UTLX 645772 UTLX 645776 UTLX 645780	UTLX 645769 UTLX 645773 UTLX 645777

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